Exhibit 2.1

EXECUTION VERSION

BUSINESS TRANSACTION AGREEMENT

BY AND AMONG

MODERN MEDIA ACQUISITION CORP.,

MODERN MEDIA LLC, on behalf of MODERN MEDIA ACQUISITION CORP. S.A.,

APOSTOLOS N. ZERVOS, on behalf of UNLIMITED MUSIC S.A.

and

AKAZOO LIMITED

Dated as of January 24, 2019

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

LIST OF EXHIBITS

Exhibit A	Definitions
Exhibit B	Form of Shareholders’ Agreement
Exhibit C	Form of Lock-Up Agreement
Exhibit D	PubCo Incentive Plan Term Sheet
Exhibit E	Form of Employment Agreement
Exhibit F	Transaction Step Plan

BUSINESS TRANSACTION AGREEMENT

This BUSINESS TRANSACTION AGREEMENT, dated January 24, 2019 (this “Agreement”), is made and entered into by and among Modern Media Acquisition Corp., a Delaware corporation (“Modern Media”), Akazoo Limited, a private company limited by shares incorporated under the Laws of Scotland (the “Company”), Apostolos N. Zervos, acting in accordance with article 100-17 of the Luxembourg Company Act, on behalf and in the name of Unlimited Music S.A., which is in the process of incorporation as a Luxembourg public limited company (société anonyme) (“LuxCo”), and Modern Media LLC, a Georgia limited liability company, acting in accordance with article 100-17 of the Luxembourg Company Act, on behalf and in the name of Modern Media Acquisition Corp. S.A., which is in the process of incorporation as a Luxembourg public limited company (société anonyme) (“PubCo”). Modern Media, LuxCo, PubCo and the Company are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties”. Capitalized terms used in this Agreement shall have the meanings ascribed to them in Exhibit A attached hereto.

WHEREAS, upon the terms and subject to the conditions of this Agreement, the Parties intend to enter into a multi-step Business Combination transaction pursuant to which, in accordance with the Delaware General Corporation Law (the “DGCL”) and the Luxembourg company act of 10 August 1915, as amended (the “Luxembourg Company Act”), as applicable, (a) Modern Media will merge with and into PubCo with PubCo remaining as the surviving entity (the “Merger”) pursuant to which the stockholders of Modern Media will receive PubCo Shares, (b) by no later than seven calendar days prior to the effective date of the Merger, LuxCo will acquire the entire issued share capital of the Company in a share for share exchange by issuing LuxCo Shares to the Company Shareholders, whereas upon completion of such share exchange, the shareholdings of LuxCo will be identical to that of the Company (the “Share Exchange”), and (c) on the calendar day following the effective date of the Merger, LuxCo will merge with and into PubCo in accordance with the Luxembourg Company Act, with Pubco remaining as the surviving entity, and as a result of which the shareholders of LuxCo will be issued PubCo Shares and PubCo will remain a publicly traded company (the “Luxembourg Merger”);

WHEREAS, the board of directors of Modern Media has (a) determined that it is in the best interests of Modern Media and its stockholders for Modern Media to enter into this Agreement and the Ancillary Agreements to which Modern Media is or will be a party, (b) approved the execution and delivery of this Agreement and the Ancillary Agreements to which Modern Media is or will be a party, Modern Media’s performance of its obligations hereunder and thereunder and the consummation of the Transactions, including the Merger, and (c) recommended adoption and approval of this Agreement and the Ancillary Agreements to which Modern Media is or will be a party and the Transactions contemplated hereby and thereby by the stockholders of Modern Media;

WHEREAS, the board of directors of the Company has unanimously approved this Agreement, the Share Exchange and the Ancillary Agreements and declared it advisable for the Company to enter into this Agreement, the Share Exchange and the Ancillary Agreements to which the Company is or will be a party;

WHEREAS, Apostolos N. Zervos, acting on behalf of LuxCo, has approved this Agreement, the Share Exchange, and the Ancillary Agreements and declared it advisable for LuxCo to enter into this Agreement, the Share Exchange and the Ancillary Agreements, and upon incorporation of LuxCo, will cause the board of directors of LuxCo to approve the same;

WHEREAS, Modern Media LLC, acting on behalf of PubCo, has approved this Agreement and the Ancillary Agreements and declared it advisable for PubCo to enter into this Agreement and the Ancillary Agreements, and upon incorporation of PubCo, will cause the board of directors of PubCo to approve the same;

WHEREAS, as a condition to the consummation of the Transactions contemplated hereby and in accordance with the terms hereof, Modern Media shall prior to the Merger provide an opportunity to its stockholders to have their Offering Shares redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement and Modern Media’s Organizational Documents in conjunction with obtaining approval from the stockholders of Modern Media for the transactions contemplated hereby

(collectively with the other transactions, authorizations and approvals set forth in the Proxy Statement, the “Offer”)

WHEREAS, as a condition to the execution of this Agreement, InternetQ Group Limited and Tosca Penta Music Limited Partnership (together, the “Majority Shareholders”) have executed a voting agreement requiring such parties to vote in favor of, and take certain other actions in respect of, the Transactions (the “Voting Agreement”); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and other agreements in connection with the foregoing and also prescribe certain conditions to the Transactions as specified herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth in this Agreement, and intending to be legally bound hereby, each Party hereby agrees:

ARTICLE I

THE MERGER; SHARE EXCHANGE; LUXEMBOURG MERGER

Section 1.1 The Merger; Share Exchange; Luxembourg Merger.

(a) The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the Luxembourg Company Act, conditioned upon the completion of the Share Exchange, Modern Media will merge with and into PubCo at the Merger Effective Time and following the Merger, the separate corporate existence of Modern Media will cease and PubCo will continue as the surviving corporation (the “First Surviving Company”).

(b) The Share Exchange. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Luxembourg Company Act and the Laws of Scotland, no later than seven calendar days prior to the effective date of the Merger, LuxCo will acquire the entire issued share capital of the Company in the Share Exchange by issuing the LuxCo Shares to the Company shareholders, whereas upon completion of the Share Exchange, the shareholdings of LuxCo will be identical to that of the Company.

(c) The Luxembourg Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Luxembourg Company Act, on the calendar day following the effective date of the Merger, LuxCo will merge with and into the First Surviving Company at the Luxembourg Merger Effective Time and following the Luxembourg Merger, the separate corporate existence of LuxCo will cease and the First Surviving Company will continue as the surviving corporation (the “Ultimate Surviving Company”).

Section 1.2 Effective Time of Merger. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Merger Closing Date, the Parties shall cause the Merger to be consummated by filing a certificate of merger in form and substance reasonably acceptable to the Company and Modern Media (the “Modern Media Certificate of Merger”) in accordance with the applicable provisions of the DGCL, and such merger documents as required to effect the Merger under the Luxembourg Company Act, including draft terms of merger together with a board report of PubCo and an expert report on the applicable share exchange ratio. As soon as practicable on or after the Merger Closing Date, the Parties shall make any and all other filings, publications or recordings required under the Luxembourg Company Act and the DGCL, including relevant resolutions of the shareholder of PubCo, to give effect to the Merger (the time the Merger becomes effective in Delaware and Luxembourg being the “Merger Effective Time”).

Section 1.3 Effects of the Merger. The Merger will have the effects set forth in this Agreement and the relevant provisions under the Luxembourg Company Act and the DGCL. Without limiting the generality of the foregoing, and subject hereto, at the Merger Effective Time, all property, rights, privileges, immunities, powers and franchises of Modern Media and PubCo will vest in the First Surviving Company, and all claims, obligations, restrictions, disabilities, liabilities, debts and duties of Modern Media and PubCo will become the claims, obligations, restrictions, disabilities, liabilities, debts and duties of the First Surviving Company.

Section 1.4 Governing Documents in Connection with Merger. At the Merger Effective Time, pursuant to the Merger the Organizational Documents of PubCo as in effect immediately prior to the Merger Effective Time shall, in form and substance, become the Organizational Documents of the First Surviving Company.

Section 1.5 Directors and Officers in Connection with Merger. At the Merger Effective Time, the directors and officers of PubCo will become the directors and officers of the First Surviving Company and will remain the directors and officers of the First Surviving Company until the consummation of the Luxembourg Merger.

Section 1.6 Effective Time of Luxembourg Merger. Upon the terms and subject to the provisions of this Agreement, the Parties shall cause the Luxembourg Merger to be consummated by filing, recording or publishing such documents as required to effect the Luxembourg Merger under the Laws of Luxembourg, including draft terms of merger together with relevant board reports of LuxCo and the First Surviving Company and an expert report for each of LuxCo and the First Surviving Company on the applicable share exchange ratio. As soon as practicable on or after the Luxembourg Merger Closing Date, the Parties shall make any and all other filings, publications or recordings required under the Laws of Luxembourg to give effect to the Luxembourg Merger. The Luxembourg Merger will be effective at such time as the Parties duly record, file and publish such documents, including relevant resolutions of the shareholders of each of LuxCo and the First Surviving Company, as required to effect the Luxembourg Merger under the Laws of Luxembourg or at such other date or time as LuxCo and the First Surviving Company agree in writing (the time the Luxembourg Merger becomes effective being the “Luxembourg Merger Effective Time”).

Section 1.7 Effects of the Luxembourg Merger. The Luxembourg Merger will have the effects set forth in this Agreement and the relevant provisions under Luxembourg Law. Without limiting the generality of the foregoing, and subject hereto, at the Luxembourg Merger Effective Time, all property, rights, privileges, immunities, powers and franchises of LuxCo and the First Surviving Company will vest in the Ultimate Surviving Company, and all claims, obligations, restrictions, disabilities, liabilities, debts and duties of LuxCo and the First Surviving Company will become the claims, obligations, restrictions, disabilities, liabilities, debts and duties of the Ultimate Surviving Company.

Section 1.8 Governing Documents in Connection with Luxembourg Merger. At the Luxembourg Merger Effective Time, pursuant to the Luxembourg Merger the Organizational Documents of the First Surviving Company as in effect immediately prior to the Luxembourg Merger Effective Time shall, in form and substance, remain the Organizational Documents of the Ultimate Surviving Company.

Section 1.9 Directors and Officers in Connection with Luxembourg Merger. The Parties will take such actions as needed so that the directors and officers of the Ultimate Surviving Company are as set forth on Schedule 1.9 as of the Luxembourg Merger Effective Time.

Section 1.10 Chief Executive Officer and Chief Financial Officer of Ultimate Surviving Company. The Parties acknowledge and agree that upon the Luxembourg Merger Closing, Apostolos N. Zervos shall initially serve as the Chief Executive Officer of the Ultimate Surviving Company, and P. Schreuder shall initially serve as the Chief Financial Officer of the Ultimate Surviving Company.

ARTICLE II

MERGER CONSIDERATION; CONVERSION OF SECURITIES

Section 2.1 Conversion of Modern Media Securities. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any of the following securities, (a) each issued and outstanding share of Modern Media Common Stock, excluding shares of Modern Media Common Stock held in treasury to be canceled pursuant to this Section 2.1 and any Modern Media Redeemed Shares, will be canceled and convert automatically into the right to receive one (1) PubCo Share, and (b) each Modern Media Warrant (or portion thereof) issued and outstanding immediately prior to the Merger Effective Time shall be converted into a PubCo Warrant (or equivalent portion thereof), following which all such Modern Media Warrants shall cease to be outstanding and shall automatically be canceled and shall cease to exist. Each of the PubCo Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Modern Media Warrants. At or prior to the Merger Effective Time, PubCo shall take all corporate action necessary to reserve for future issuance, obtain all necessary authority to issue and allot, and shall maintain such reservation and authority for so long as any of the PubCo Warrants remain outstanding, a sufficient number of PubCo Shares for delivery upon the exercise of such PubCo Warrants. Prior to the Merger Closing, Modern Media will cause an amendment to the Right Agreement which will provide that on the Merger Closing Date immediately prior to the Merger Effective Time the Modern Media Rights will be converted into shares of Modern Media Common Stock in accordance with the terms of the Right Agreement, but otherwise not amend the Right Agreement, and thereby the Modern Media Rights of each Modern Media Rightholder will then be converted into the number of shares of Modern Media Common Stock equal to the product of (x) 0.1, multiplied by (y) the number of Modern Media Rights held by such holder, rounded up to the nearest whole number, and thereby each Modern Media Rightholder will become, in respect of such shares under this Agreement, a Modern Media Stockholder. At the Merger Effective Time, each share of Modern Media Common Stock held in the treasury of Modern Media will be canceled automatically without conversion thereof and no payment or distribution will be made with respect thereto.

Section 2.2 Exchange Procedures for Modern Media Securities.

(a) Modern Media Exchange Fund. At the Merger Effective Time, PubCo shall deposit, or shall cause to be deposited, with the Exchange Agent, in trust for the benefit of the Modern Media Stockholders and Modern Media Warrantholders, evidence of book-entry shares representing a number of whole PubCo Shares and PubCo Warrants issuable pursuant to Section 2.1. Any such PubCo Shares and PubCo Warrants deposited with the Exchange Agent shall be referred to as the “Modern Media Exchange Fund”. The Modern Media Exchange Fund shall be subject to the terms of this Agreement and the Exchange Agent Agreement. Subject to this Section 2.2, at the Merger Closing, PubCo shall cause to be issued or paid from the Modern Media Exchange Fund to each Modern Media Stockholder that holds Modern Media Common Stock or Modern Media Warrants (other than shares of Modern Media Common Stock held in treasury to be canceled pursuant to Section 2.1 and any Modern Media Redeemed Shares) immediately prior to the Merger Effective Time, evidence of book-entry shares representing the number PubCo Shares or PubCo Warrants to which such Modern Media Stockholder or Modern Media Warrantholder is entitled pursuant to Section 2.1.

(b) Exchange Procedures. Prior to the Merger Closing, Modern Media shall mail or otherwise deliver, to each Modern Media Stockholder and Modern Media Warrantholder entitled to convert its Modern Media Common Stock or Modern Media Warrants pursuant to Section 2.1, a Modern Media Letter of Transmittal substantially in a form to be agreed upon by the Parties prior to the Merger Closing or as may be reasonably required by the Exchange Agent (the “Modern Media Letter of Transmittal”). Subject to the satisfaction of the conditions in ARTICLE VI, in the event that at least three (3) Business Days prior to the Merger Closing Date, a Modern Media Stockholder or Modern Media Warrantholder does not deliver to the Exchange Agent a duly executed and completed Modern Media Letter of Transmittal then, in each case, such failure shall not alter, limit or delay the Merger Closing; provided, that such Modern Media Stockholder or Modern Media Warrantholder shall not be entitled to receive its PubCo Shares or PubCo Warrants until such Person delivers a duly executed and completed Modern Media Letter of Transmittal to the Exchange Agent. Upon delivery of such duly executed Modern Media Letter of Transmittal by such Modern Media Stockholder to the Exchange Agent, such Modern Media Stockholder shall receive, subject to the terms and conditions of this Agreement, PubCo Shares in respect of his, her or its shares of Modern Media Common Stock referenced in such Modern Media Letter of Transmittal. Until surrendered as contemplated by this Section 2.2, each share of Modern Media Common Stock shall be deemed at all times after the Merger Effective Time to represent only the right to receive upon such surrender, the PubCo Shares being held in treasury by PubCo to which such Modern Media Stockholder is entitled pursuant to this ARTICLE II.

(c) No Further Rights. All PubCo Shares paid upon the surrender of Modern Media Common Stock in accordance with the terms of this ARTICLE II shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the Modern Media Common Stock. From and after the Merger Effective Time, holders of Modern Media Common Stock shall cease to have any rights as stockholders of Modern Media, except as provided in this Agreement or by applicable Law.

(d) Modern Media Redeemed Shares. Any share of Modern Media Common Stock held by any Modern Media Stockholder that exercises redemption rights pursuant to the Offer (a “Modern Media Redeemed Share”) shall be canceled and converted into the right to receive the consideration set forth in the Offer. Modern Media shall give the Company prompt notice of the exercise of any redemption rights pursuant to the Offer.

(e) Modern Media Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, any Modern Media Dissenting Share shall not be converted into the right to receive its applicable portion of the Modern Media Exchange Fund but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Modern Media Dissenting Share pursuant to the DGCL. Each holder of Modern Media Dissenting Shares who, pursuant to the DGCL, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with the DGCL (but only after the value therefor shall have been agreed upon or finally determined pursuant to the DGCL). If, after the Merger Effective Time, any Modern Media Dissenting Share shall lose its status as a Modern Media Dissenting Share, then any such share shall immediately be converted into the right to receive its applicable portion of the Modern Media Exchange Fund as if such share never had been a Modern Media Dissenting Share, and PubCo shall deliver, or cause to be delivered in accordance with the terms of this Agreement, to the holder thereof, following the satisfaction of the applicable conditions set forth in this Section 2.2, its applicable portion of the Modern Media Exchange Fund as if such share had never been a Modern Media Dissenting Share. Modern Media shall give PubCo (a) prompt notice of any demands for appraisal received by Modern Media, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by Modern Media, and (b) the right to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Modern Media shall not, except with the prior written consent of PubCo, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand with respect to any Modern Media Dissenting Share.

Section 2.3 Redemption of Certain PubCo Shares. At the Merger Effective Time, PubCo will redeem the PubCo Shares initially issued to Modern Media LLC upon the incorporation of PubCo for a cash payment of €30,000.

Section 2.4 Conversion of LuxCo Shares; Consideration.

(a) At the Luxembourg Merger Effective Time, by virtue of the Luxembourg Merger and without any further action on the part of any Party or the LuxCo Shareholders, (i) each issued and outstanding LuxCo Share will be canceled, and (ii) each LuxCo Shareholder will be entitled to receive his, her or its pro rata share of the Share Consideration. In addition, each Luxco Shareholder shall pursuant to the Luxembourg Merger be entitled to receive a pro rata share of the Cash Payment (if any) from PubCo as a compensatory payment (soulte) under Luxembourg Law to be payable 10 calendar days after Closing (or, if such day is not a Business Day, on the next Business Day).

(b) The following defined terms have the meanings set forth below:

(i) “Akazoo Enterprise Value” means $380,000,000, less the Cash Payment (if any).

(ii) “Aggregate Redemption Payment” means an amount in USD equal to the product of the Per Share Redemption Amount multiplied by the number of shares of Modern Media Common Stock that are redeemed pursuant to the Modern Media Common Stockholder Redemption.

(iii) “Cash Payment” means an aggregate amount in USD equal to the lesser of the Trust Amount Available for Cash Payment and $20,000,000, a portion of which will be used to pay the management cash bonus as disclosed on Schedule 3.4(a).

(iv) “Per Share Redemption Amount” means an amount in USD equal to the quotient of (A) the Trust Amount two Business Days prior to the Merger Closing Date, divided by (B) the number of shares of Modern Media Common Stock that are held by all Modern Media Stockholders other than Shares held by Modern Media Sponsor (or its members if Modern Media Sponsor is dissolved on or prior to the Merger Closing Date) (and not including any shares of Modern Media Common Stock that are issuable pursuant to any Modern Media Right).

(v) “Share Consideration” means a number of PubCo Shares equal to the quotient of (A) the sum of the Akazoo Enterprise Value, divided by (B) the Per Share Redemption Amount.

(vi) “Stamp Duty Amount” means the aggregate stamp duty (if any) payable with respect to the Share Exchange or the Luxembourg Merger.

(vii) “Trust Amount Available for Cash Payment” means (A) the Trust Amount held in the Trust Account two Business Days prior to the Merger Closing Date; less (B) the Aggregate Redemption Payment; less (C) an amount equal to any and all transaction fees and expenses incurred by the Company, PubCo, LuxCo and Modern Media in connection with the Transactions, up to a maximum of $18,000,000; less (D) the Stamp Duty Amount; less (E) $110,000,000; or if such number results in a negative number, $0.

Section 2.5 Exchange Procedures Generally. The Parties acknowledge and agree that, notwithstanding the specificity of the procedures set forth in Section 2.2, the Parties will implement in good faith such procedures and take such other actions as may be required in order to give effect to the Merger and the Luxembourg Merger in accordance with the Transaction Step Plan, as reasonably agreed among the Parties and applicable Law.

Section 2.6 Withholding Rights. Each of the Parties, the First Surviving Company, the Ultimate Surviving Company and the Exchange Agent are entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payment under all applicable Laws. To the extent that amounts are so withheld by the Parties, the First Surviving Company, the Ultimate Surviving Company or the Exchange Agent, as the case may be, and appropriately remitted to the applicable Governmental Entity, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Modern Media Stockholders, the Company Shareholders or the LuxCo Shareholders in respect of which such deduction and withholding was made.

Section 2.7 Tax Consequences.

(a) The Parties intend for this Agreement to constitute a plan of reorganization as described in Treasury Regulations Section 1.368-1(c). The Parties intend that the Merger constitute a reorganization for U.S. federal income Tax purposes as described in Section 368(a)(1)(F) of the Code. The Parties agree to consider and negotiate in good faith any modifications to this Article II proposed to better ensure such treatment if suggested by any Party.

(b) Although the Company believes that no stamp duty will be payable in respect of the Share Exchange or the Luxembourg Merger, the Parties agree that the Ultimate Surviving Company, and not any of the Company Shareholders, will pay any Stamp Duty Amount that is determined to be paid.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except in each case as set forth in the applicable disclosure schedules delivered by the Company to Modern Media concurrently with the execution of this Agreement (the “Schedules”), the Company hereby represents and warrants to Modern Media as follows:

Section 3.1 Organization.

(a) Each Group Company is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation or organization.

(b) Each Group Company has all requisite power and authority to own, lease and operate its properties and to carry on in all material respects its businesses. Each Group Company is duly qualified, licensed or registered as a foreign entity to transact business under the Laws of each jurisdiction where the character of its properties or assets owned, leased or operated by it, or the location of the properties or assets owned, leased or operated by it, requires such qualification, licensing or registration, except where the failure of such qualification, licensing or registration would not reasonably be expected to have a Material Adverse Effect.

Section 3.2 Authorization. Each Group Company has the requisite corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Transactions have been duly authorized by all necessary corporate or limited liability company actions, as applicable, by the Group Companies. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by each other party hereto and thereto, this Agreement and the Ancillary Agreements constitute the legal, valid and binding obligation of each Group Company (as applicable), enforceable against each Group Company (as applicable), in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 3.3 Organization of LuxCo. LuxCo has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the other Transactions. LuxCo has not issued any equity interests other than shares issued incident to its formation.

Section 3.4 Capitalization.

(a) As of the date hereof, there are 4,105,706 Company Shares issued and outstanding, of which, 2,838,141 are designated as A ordinary shares, 563,813 are designated as B ordinary shares and 703,752 are designated as C ordinary shares. As of the date hereof, there are also issued and outstanding options to purchase 552,770 Company Shares, all of which options will be converted into Company Shares prior to the Date. In addition, there are other agreements in place that will result in additional issuance of Company Shares prior to the Closing, as set out in Schedule 3.4(a). The total number of Company Shares outstanding at the Closing is expected to be not less than 4,809,248 Company Shares. All of the issued and outstanding Company Shares are duly authorized, validly issued, fully paid and nonassessable. None of the issued and outstanding Company Shares were issued in violation of any preemptive rights, Laws or Orders, and are owned, beneficially and of record, by the Company Shareholders. Except as set forth herein or on Schedule 3.4(a), there are no stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award or similar rights with respect to the Company and no options, warrants, rights, convertible or exchangeable securities, “phantom” rights, appreciation rights, performance units, commitments or other agreements obligating either the Company Shareholders or the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any Company Shares, or any other equity interest in the Company, including any security convertible or exercisable into Company Share. There are no Contracts to which the Company is a party which require the Company to repurchase, redeem or otherwise acquire any Company Shares or securities convertible into or exchangeable for Company Shares or to make any investment in any other Person.

(b) Except as set forth on Schedule 3.4(b), all of the outstanding equity securities of each Company Subsidiary are duly authorized, validly issued, fully paid, nonassessable, free of preemptive rights, restrictions on transfer (other than restrictions under applicable securities Laws) and are owned by the Company, whether directly or indirectly, free and clear of all Liens. All of the PubCo Shares issuable pursuant to this Agreement at the Merger Effective Time will be, when so issued, (1) duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, (2) issued pursuant to an effective registration statement filed under the Securities Act, or an appropriate exemption therefrom, and in accordance therewith, and (3) registered under the Exchange Act (other than transfer restrictions arising out of, under, or in connection with, applicable securities Laws). There are no options, warrants, convertible securities, stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award or similar rights with respect to any Company Subsidiary and no rights, exchangeable securities, securities, “phantom” rights, appreciation rights, performance units, commitments or other agreements relating to the equity securities of any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any equity securities of, or any other equity interest in, any Company Subsidiary, including any security convertible or exercisable into equity securities of any Company Subsidiary. There are no Contracts to which any Company Subsidiary is a party which require such Company Subsidiary to repurchase, redeem or otherwise acquire any equity securities or securities convertible into or exchangeable for such equity securities or to make any investment in any other Person.

(c) Except as set forth on Schedule 3.4(c), there are no voting trusts, Stockholder Agreements, proxies or other agreements in effect with respect to the voting or transfer of any Company Shares or any other equity interests in the Company. No Company Subsidiary owns any equity interest in the Company. There are no voting trusts, Stockholder Agreements, proxies or other agreements in effect with respect to any equity securities of or any other equity interests in any Company Subsidiary.

Section 3.5 Company Subsidiaries. Schedule 3.5 sets forth a true and complete list of the Company Subsidiaries, listing for each Company Subsidiary (a) its name, type of entity (including whether such entity is an eligible entity within the meaning of Treasury Regulations Section 301.7701-3) and the jurisdiction of its incorporation or organization, and (b) its authorized capital stock (if applicable), the number and type of its issued and outstanding shares of capital stock or other equity interests and the current ownership of such shares or other equity interests.

Section 3.6 Consents and Approvals; No Violations. Except as set forth on Schedule 3.6, and the applicable requirements of applicable Anti-Trust and Competition Laws, neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the Transactions will (a) conflict with or result in any material breach of any provision of the Organizational Documents of any Group Company, (b) require any filing with, or the obtaining of any material consent or approval of, any Governmental Entity, (c) result in a material violation of or a material default (or give rise to any right of termination, cancellation, or acceleration) under, any of the terms, conditions or provisions of any Company Material Contract, (d) result in the creation of any Lien upon any of the properties or assets of any Group Company (other than Permitted Liens), or (e) except for violations which would not prevent or materially delay the consummation of the Transactions, violate in any material respect any Law, Order, or Lien applicable to any Group Company, excluding from the foregoing clauses (b), (c), (d) and (e), such requirements, violations or defaults which would not reasonably be expected to be material to the Group Companies, taken as a whole.

Section 3.7 Financial Statements.

(a) The Company has made available to Modern Media copies of the audited consolidated balance sheet of the Company as of December 31, 2017, December 31, 2016 and December 31, 2015, and the related audited consolidated statements of operations and cash flows of the Company for each of the 52 weeks ended December 31, 2017, December 31, 2016 and December 31, 2015, all related notes and schedules thereto, accompanied by the report thereon of the Company’s independent auditors (collectively referred to as the “Financial Statements”), and the unaudited consolidated balance sheet of the Company as of June 30, 2018 (the “Balance Sheet Date”; and such balance sheet, the “Interim Balance Sheet”) and the related unaudited consolidated statements of operations and cash flows of the Company for the six-month period then ended (together with the Interim Balance Sheet, the “Interim Financial Statements”). The Company has also made available to Modern Media certain financial information as of September 30, 2018 (the “September 30 Financial Information”). Except as set forth on Schedule 3.7, (a) each of the Financial Statements and the Interim Financial Statements has been prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (b) each of the Financial Statements, the Interim Financial Statements and the September 30 Financial Information fairly and accurately represents in all respects (except for de minimis inaccuracies) the assets, liabilities, financial position and profit or loss of the Company and all of its Subsidiaries on a consolidated basis as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements and the September 30 Financial Information, to normal and recurring year-end adjustments and the absence of notes.

(b) The books of account and other financial records of the Group Companies have been kept accurately in all material respects in the Ordinary Course, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Group Companies have been properly recorded therein in all material respects. The Group Companies have established and maintains a system of internal accounting controls which is intended to provide, in all material respects, reasonable assurance: (i) that transactions, receipts and expenditures of the Group Companies are being executed and made only in accordance with appropriate authorizations of the Group Companies, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Group Companies, (iv) that the amount recorded for assets on the books and records of the Group Companies is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference and (v) that accounts, notes and other receivables and inventory are recorded accurately.

Section 3.8 No Undisclosed Liabilities. Except as set forth in the Interim Balance Sheet or on Schedule 3.7 or Schedule 3.8, the Group Companies do not have any material liabilities or obligations of the type required to be disclosed in the Interim Balance Sheet in accordance with IFRS, except for liabilities or obligations (a) incurred or accrued since the Balance Sheet Date in the Ordinary Course, (b) that arise under any Company Material Contract, none of which arose out of a breach of Contract or violation of Law, (c) incurred since the Balance Sheet Date pursuant to or in connection with this Agreement or the Transactions, (d) disclosed in this Agreement (or the Schedules), or (e) that are accurately accrued or reserved against on the face of the Interim Balance Sheet, the Interim Financial Statements, or the Financial Statements.

Section 3.9 Absence of Certain Changes. Except as set forth on Schedule 3.9, since the Balance Sheet Date:

(a) the Group Companies have conducted their business in all material respects in the Ordinary Course;

(b) there has been no Material Adverse Effect;

(c) there has been no casualty, loss, damage or destruction of any property that is material to the Group Companies, taken as a whole, and that is not covered by insurance;

(d) there has been no change in the accounting methods or practices of any Group Company or any change in depreciation or amortization policies or rates theretofore adopted by the Group Companies; and

(e) no Group Company has taken any action or omitted to take an action, which, if taken or omitted to be taken after the date of this Agreement, would require the consent of Modern Media in accordance with Section 5.1.

Section 3.10 Real Estate.

(a) No Group Company owns a fee interest in any real property.

(b) Schedule 3.10(b) lists each real property leased, subleased, licensed or otherwise used or occupied by any Group Company (each, a “Leased Real Property” and collectively, the “Leased Real Properties”), and sets forth the name of the landlord, the name of the entity holding such leasehold interest and the street address of each Leased Real Property.

(c) True, correct and complete copies of all leases, subleases, licenses and other occupancy agreements granting the Group Companies the right to use and occupy the Leased Real Properties and any amendments, extensions, guaranties and other material agreements relating thereto (individually, a “Lease” and collectively, the “Leases”) have been made available to Modern Media. Schedule 3.10(c) sets forth a true and complete list of all Leases, including the date and names of the parties to each Lease.

(d) The Leased Real Properties constitute all of the real property currently occupied or otherwise utilized in connection with the business of the Group Companies as currently conducted.

(e) Except as set forth on Schedule 3.10(e), with respect to each Leased Real Property: (i) the Lease for such Leased Real Property is legal, valid, binding, enforceable and in full force and effect in all material respects; (ii) no Group Company is in material breach or material default under such Lease and to the Knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material breach or material default under such Lease on the part of the applicable Group Company, that has not been cured, nor, to the Knowledge of the Company, on the part of the other party thereto; (iii) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default thereunder which has not been replenished to the extent required under such Lease; (iv) no Group Company owes any brokerage commissions or finder’s fees with respect to such Lease; (v) no Group Company has subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property (or any portion thereof) that is the subject matter of such Lease; (vi) no Group Company has collaterally assigned or granted any other security interest in such Leased Real Property or any interest therein (other than Permitted Liens); and (vii) no Group Company’s possession and quiet enjoyment of the Leased Real Property under such Lease has been disturbed, and to the Knowledge of the Company, there are no disputes with respect to such Lease.

Section 3.11 Intellectual Property.

(a) As used herein, the following terms have the meanings indicated below:

(i) “Company Data” means all data collected, generated, or received in connection with the marketing, delivery, or use of any Company Product, including Company-Licensed Data, Company-Owned Data and Personal Data or any other Personal Data or other information collected, generated, or received by the Company or its Subsidiaries.

(ii) “Company Data Agreement” means any Contract involving Company Data to which the Company or any Subsidiary is a party or is bound by, except for the standard terms of service entered into by users of the Company Products (copies of which have been made available to Modern Media).

(iii) “Company Intellectual Property” means any and all Company-Owned Intellectual Property and any and all Third-Party Intellectual Property that is licensed to the Company or any Subsidiary.

(iv) “Company Intellectual Property Agreements” means any Contract governing any Company Intellectual Property to which the Company or any Subsidiary is a party or bound by, except for Contracts for Third-Party Intellectual Property that is generally, commercially available software and (i) is not material to the Company or any Subsidiary, (ii) has not been modified or customized for the Company or any Subsidiary and (iii) is licensed for an annual fee under €600,000.

(v) “Company-Owned Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by the Company or any Subsidiary.

(vi) “Company Privacy Policies” means, collectively, any and all (A) of the Company’s and each Subsidiary’s data privacy and security policies, whether applicable internally, or published on Company Websites or otherwise made available by the Company or any Subsidiary to any Person, (B) public representations (including representations on Company Websites), industry self-regulatory obligations and commitments and Contracts with third parties relating to the Processing of Company Data and (C) policies and obligations applicable to the Company or any Subsidiary as a result of Company’s or any Subsidiary’s certification under any applicable Law.

(vii) “Company Products” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company or any Subsidiary as of the date of this Agreement.

(viii) “Company Registered Intellectual Property” means any Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority or Governmental Entity, including any of the following: (a) issued Patents and Patent applications; (b) Trademark registrations, renewals and applications; (c) Copyright registrations and applications; and (d) Domain Name registrations.

(ix) “Company Source Code” means, collectively, any human readable software source code for any software owned by, or purported to be owned by, the Company or any of its Subsidiaries.

(x) “Company Websites” means all web sites owned, operated or hosted by the Company or any Subsidiary or through which the Company or any Subsidiary conducts the business (including those web sites operated using the domain names listed in Schedule 3.11(c)).

(xi) “Intellectual Property” means the rights associated with or arising out of any of the following, whether registered or unregistered, in any country or jurisdiction: (a) patents and patent applications, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and reexaminations thereof, and any identified invention disclosures (“Patents”); (b) trade secrets and corresponding rights in proprietary and/or confidential information and other non-public information (whether or not patentable), including such rights in know how, inventions, invention disclosures, data and customer lists (“Trade Secrets”); (c) all copyrights, copyrightable works, rights in databases, data collections, mask works, industrial designs, industrial design registrations and applications therefor, copyright registrations and applications therefor and corresponding rights in works of authorship (“Copyrights”); (d) all trademarks, service marks, logos, trade dress and trade names indicating the source of goods or services, and other indicia of commercial source or origin (whether registered, common Law, statutory or otherwise), all registrations and applications to register the foregoing anywhere in the world and all goodwill associated therewith (“Trademarks”); (e) all Internet electronic addresses, domain names, uniform resource locators and alphanumeric designations associated therewith and all registrations for any of the foregoing (“Domain Names”); and (f) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

(xii) “Open Source Materials” means any software or other materials licensed under a license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including but not limited to any license approved by the Open Source Initiative, or any Creative Commons License.

(xiii) “Personal Data” means a natural Person’s name in combination with a social security number, driver’s license number, passport number or user or account number, or any other piece of information that is otherwise considered personally identifiable information or personal data under applicable Privacy Laws.

(xiv) “Privacy Contracts” means all Contracts between the Group Companies and any Person that are applicable to the Processing of Personal Data.

(xv) “Privacy Laws” means, to the extent applicable to the Group Companies or their end users (A) each Law related to the protection or Processing or both of Personal Data, and includes rules and regulations, relating to the Payment Card Industry Data Security Standards, and direct marketing, e-mails, text messages or telemarketing; (B) binding guidance issued by a Governmental Entity that pertains to one of the laws, rules or standards outlined in clause (A) with which Company or its Subsidiaries are legally obligated to comply; and (C) third party privacy policies that the Company or its Subsidiaries has been contractually or legally obligated to comply; (D) any rules of any applicable self-regulatory organizations with which the Company or its Subsidiaries or has been a member and/or that the Company or its Subsidiaries is or has been contractually obligated to comply.

(xvi) “Process” or “Processing” means, with respect to data, the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such data.

(xvii) “Third-Party Intellectual Property” means any and all Intellectual Property owned by a third party.

(b) Ownership. The Group Companies have sole and exclusive title and ownership of all right, title and interest in and to all Company-Owned Intellectual Property, free and clear of any Liens other than Permitted Liens. The Company-Owned Intellectual Property is fully transferable, alienable and licensable by the Group Companies without restriction and without payment to any Person. Neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license to or exclusive right to use, or authorized the retention of any exclusive rights in or to, or granted joint ownership of, any Intellectual Property or Software to any other Person. No Person who has licensed Intellectual Property to the Group Companies has ownership or license rights to any improvements, derivative works or other modifications made thereto by one or more of the Group Companies.

(c) Company Registered Intellectual Property. Schedule 3.11(c) lists all Company Registered Intellectual Property, the jurisdictions in which it has been issued or registered or in which any application for such issuance and registration has been filed or the jurisdictions in which any other filing or recordation has been made and all actions that are required to be taken by the Company or any Subsidiary within 90 days following the Agreement Date in order to avoid prejudice to, impairment or abandonment of such Intellectual Property (including all office actions, provisional conversions, annuity or maintenance fees or re-issuances). Each item of Company Registered Intellectual Property is valid (or in the case of applications, applied for) and subsisting. The Company has provided to Modern Media copies of all of the Company’s and any Subsidiary’s pending patent applications.

(d) No Assistance. At no time during the conception of or reduction to practice of any of the Company-Owned Intellectual Property was the Company, any Subsidiary or to the Knowledge of the Company any

developer, inventor or other contributor to such Company-Owned Intellectual Property operating under any grants from any Governmental Entity or agency or educational institution, performing research sponsored by any Governmental Entity or agency or educational institution, utilizing the resources or facilities of any Governmental Entity or agency or educational institution, or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that could adversely affect the Company’s or any Subsidiary’s rights in such Company-Owned Intellectual Property.

(e) Founders. All rights in, to and under all Intellectual Property created by the Company’s founders for or on behalf of the business of Company or any Subsidiary (i) prior to the inception of the Company or (ii) prior to their commencement of employment with the Company have been duly and validly assigned to the Company, and the Company has no reason to believe that any such Person is unwilling to provide Modern Media or the Company with such cooperation as may reasonably be required to complete, prosecute and maintain all Company Registered Intellectual Property.

(f) Invention Assignment and Confidentiality Agreement. The Group Companies have secured from all (i) consultants, advisors, employees and independent contractors who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Intellectual Property for the Group Companies and (ii) named inventors of patents and patent applications owned or purported to be owned by the Group Companies (any Person described in clause (i) or (ii), an “Author”), unencumbered and unrestricted exclusive ownership of, all of the Authors’ right, title and interest in and to such Intellectual Property, and the Group Companies have obtained the waiver of all non-assignable rights. No Author has retained any rights, licenses, claims or interest whatsoever with respect to any Intellectual Property developed by the Author for the Group Companies. Without limiting the foregoing, the Group Companies have obtained written and enforceable proprietary information and invention disclosure and Intellectual Property assignments from all current and former Authors and, in the case of patents and patent applications, such assignments have been recorded with the relevant authorities in the applicable jurisdiction or jurisdictions.

(g) No Violation. To the Knowledge of the Company, no current or former employee, consultant, advisor or independent contractor of the Company or any Subsidiary: (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such employee’s, consultant’s, advisor’s or independent contractor’s being employed by, or performing services for, the Company or any Subsidiary or using trade secrets or proprietary information of others without permission or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company or any Subsidiary that is subject to any agreement under which such employee, consultant, advisor or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. Neither the execution nor delivery of this Agreement will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract of the type described in clause (i).

(h) Confidential Information. The Group Companies have taken commercially reasonable steps to protect and preserve the confidentiality of all material confidential or non-public information owned by the Company (including Trade Secrets) or provided by any third party to the Company or any Subsidiary for which the Company or any Subsidiary has a confidentiality obligation (“Confidential Information”). All current and former employees and contractors of the Company or any Subsidiary and any third party having access to Confidential Information have executed and delivered to the Company or each Subsidiary a written legally binding agreement regarding the protection of such Confidential Information. The Group Companies have implemented and maintained reasonable security, disaster recovery and business continuity plans consistent with industry practices, and act in compliance therewith. To the Knowledge of the Company, no Group Company has experienced any breach of security or otherwise unauthorized access by third parties to the Confidential Information, in the Company’s or any Subsidiary’s possession, custody or control. To the Knowledge of the Company, there has been no Company (including with respect to any Subsidiary) or third-party breach of confidentiality.

(i) Non-Infringement.

(i) No Group Company has brought any Legal Dispute for infringement or misappropriation of any Company-Owned Intellectual Property. No Group Company has any adjudicated or outstanding (including settlements), but unpaid, liabilities for infringement or misappropriation of any Third-Party Intellectual Property. The operation of the business of the Company and each of its Subsidiaries, including (A) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, modification, performance, display, improvement, provision and/or use of any Company Product and/or Company-Owned Intellectual Property and (B) the Company’s and each Subsidiary’s use of any product, device, Process or service used in their business has not in the last six (6) years, and does not infringe (directly or indirectly, including contributory infringement and induced infringement), misappropriate or violate any Third-Party Intellectual Property, and does not constitute unfair competition or unfair trade practices under the applicable Law of any jurisdiction in which the Company and any Subsidiary conducts its business or in which Company Products are manufactured, marketed, distributed, imported, licensed, made available, offered for sale or license or sold and there is no basis for any such claims. In the last three (3) years, no Group Company has been sued in any Legal Dispute or received any written communications (including any third party reports by users) alleging that the Company or any Subsidiary has infringed, misappropriated, or violated or, by conducting their business, would infringe, misappropriate, or violate any Intellectual Property of any other Person or entity. No Group Company or Company Product is subject to any Legal Dispute, Order, settlement agreement or right that restricts in any material respect the use, transfer or licensing of any Company-Owned Intellectual Property or Company Product by the Company or any Subsidiary, the receipt and/or use of any Company Product by any customer or end user thereof, or that materially adversely affects the validity, use or enforceability of any Company-Owned Intellectual Property.

(ii) To the Knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned Intellectual Property by any third party.

(j) Licenses; Agreements.

(i) No Group Company has granted any options, licenses or covenants of any kind relating to any Company-Owned Intellectual Property except for nonexclusive licenses or covenants granted to users of the Company Products in their Ordinary Course.

(ii) No Group Company is obligated to pay any royalties or other payments to third parties with respect to the marketing, sale, distribution, manufacture, license or use of any Company Products or Company-Owned Intellectual Property or any other property or rights.

(k) Intellectual Property Agreements.

(i) Each of the Company Intellectual Property Agreements is valid and enforceable and has, where required, been duly recorded or registered;

(ii) No Group Company is (nor will they be as a result of the execution and delivery or effectiveness of this Agreement or the performance of the Company’s and any Subsidiary’s obligations under this Agreement), in breach of any Company Intellectual Property Agreement, and the consummation of the Transactions will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments, rights, obligations or remedies with respect to any Company Intellectual Property Agreements, or give any non-Company or non-Subsidiary party to any Company Intellectual Property Agreement the right to do any of the foregoing;

(iii) to the Knowledge of the Company, no counterparty to any Company Intellectual Property Agreement is in breach thereof;

(iv) at and after the Closing, the Company (as a wholly owned Subsidiary of PubCo) will be permitted to exercise all of the Company’s and each Subsidiary’s rights under the Company Intellectual Property Agreements to the same extent the Company or any Subsidiary would have been able to had the Transactions not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company or any Subsidiary would otherwise be required to pay;

(v) to the Knowledge of the Company, there are no disputes or Legal Disputes (pending or threatened) regarding or relating to scope of any Company Intellectual Property Agreements;

(vi) excluding “shrink wrap” and similar generally available commercial end-user licenses to software or services, the Group Companies have obtained valid, written, perpetual, non-terminable (other than for cause) licenses to all Third-Party Intellectual Property that is incorporated into, integrated or bundled by the Company or any Subsidiary with any of the Company Products; and

(vii) no third party that has licensed Intellectual Property Rights to the Company or any Subsidiary has ownership or license rights to improvements or derivative works made by the Company or any Subsidiary in the Third-Party Intellectual Property that has been licensed to the Company or any Subsidiary.

(l) Non-Contravention. None of the execution and performance of this Agreement, the Ancillary Agreements or the consummation of the Transactions will result in: (i) any Group Company or any of their Affiliates granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, a Group Company or any of their Affiliates other than Company Intellectual Property, (ii) PubCo, Modern Media (or the Ultimate Surviving Company) or any of its Affiliates, being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of their respective businesses, (iii) PubCo, Modern Media or the Ultimate Surviving Company being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the Transactions or (iv) any termination of, or other material impact to, any Company Intellectual Property

(m) Company Source Code. No Group Company has disclosed, delivered or licensed to any Person or agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code, other than disclosures to employees, contractors and consultants (i) involved in the development of Company Products and (ii) subject to a written confidentiality agreement. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company or any Subsidiary of any Company Source Code, other than disclosures to employees and consultants involved in the development of Company Products. Without limiting the foregoing, neither the execution nor performance of this Agreement nor the consummation of any of the Transactions will result in a release from escrow or other delivery to a third party of any Company Source Code.

(n) Open Source Software. The Group Companies are in compliance with the terms and conditions of all licenses for the Open Source Materials. No Group Company has (i) incorporated Open Source Materials into, or combined or linked Open Source Materials with, the Company-Owned Intellectual Property or Company Products, (ii) distributed Open Source Materials in conjunction with any Company-Owned Intellectual Property or Company Products or (iii) used Open Source Materials, in such a way that creates, or purports to create, obligations for the Company or any Subsidiary to (A) disclose or distribute any Company Source Code or Company-Owned Intellectual Property in source code form (other than the Open Source Materials) or (B) license any Company-Owned Intellectual Property (other than the Open Source Materials) or (C) make any Company-Owned Intellectual Property (other than the Open Source Materials) redistributable at no charge.

(o) Information Technology.

(i) Status. The information and communications technology infrastructure and systems that is or has been used in the business of the Group Companies (collectively, the “ICT Infrastructure”) that is currently used in the business of the Group Companies constitutes all the information and communications technology and other systems infrastructure reasonably necessary to carry on the business of the Group Companies as currently conducted. To the Knowledge of the Company, the ICT Infrastructure is: (i) in good working order and functions in accordance with all applicable documentation and specifications, (ii) protected by commercially reasonable security and disaster recovery arrangements, including taking and storing back-up copies (both on- and off-site) of the software and any data in the ICT Infrastructure and following procedures designed to prevent the introduction of viruses to, and unauthorized access of, the ICT Infrastructure; and (iii) will continue to be available for use by the Group Companies immediately following the consummation of the Transactions and thereafter on substantially the same terms and conditions as prevailed immediately before the Closing, without further action or payment by Modern Media or PubCo.

(ii) No Faults. There has been no loss of, damage to, restraint on access (e.g., ransom-ware attack), unauthorized access, breach of security, unpermitted intrusion, violation, denial-of-service attack or unauthorized processing of or any other security incident involving any Company data or the ICT Infrastructure. No Person or Governmental Entity has made any claim or commenced any Action against the Company or its Subsidiaries with respect to any alleged loss, damage, or unauthorized access or processing of any information or data collected or maintained by the Company, its Subsidiaries or any of their employees or contractors and, to the Knowledge of the Company, there is no reasonable basis for any such Action.

(p) Privacy and Personal Data.

(i) The Company’s and each Subsidiary’s data, privacy and security practices conform, and at all times have conformed, to all of the Company Privacy Commitments, Privacy Laws and Company Data Agreements. The Company and each Subsidiary comply, and have at all times have complied, with all Privacy Laws. The Group Companies have at all times: (i) provided adequate notice and obtained any necessary consents from end users required for the Processing of Personal Data as conducted by or for the Company or any Subsidiary and (ii) abided by any privacy choices (including opt-out preferences) of end users relating to Personal Data (such obligations along with those contained in Company Privacy Policies and Privacy Laws (collectively, the “Company Privacy Commitments”). Neither the execution, delivery and performance of this Agreement nor the transfer by the Company or any Subsidiary to the Final Surviving Entity of all of the Company Data (including all Personal Data) will cause, constitute, or result in a material breach or material violation of any Privacy Laws, or Company Privacy Commitments, any Company Data Agreements or standard terms of service entered into by users of the Company Products. Copies of all current and prior Company Privacy Policies have been made available to Modern Media and such copies are true, correct and complete.

(ii) The Group Companies have established and maintain commercially reasonable technical, physical and organizational measures in compliance with all data security requirements under applicable Privacy Laws and Company Privacy Commitments that are designed to protect Company Data against unauthorized or unlawful Processing in a manner appropriate to the risks represented by the Processing of such data by the Company and its data processors. The Group Companies and its data processors have taken commercially reasonable steps to train Company employees that have access to Company Data, to train such employees on all applicable aspects of Privacy Laws or Company Privacy Commitments, any Company Data Agreements or standard terms of service entered into by users of the Company Products.

(iii) The Group Companies have not suffered any security breach, incident, or violation of any data security policies in relation to Company Data, and there has been no intentional, unauthorized or illegal Processing of any Company Data. No circumstance has arisen in which Privacy Laws would require the Company to notify a Governmental Entity of a security breach, as defined by relevant Privacy Law.

(iv) No Group Company has received or experienced, and, to the Knowledge of the Company, there is no circumstance (including any circumstance arising as the result of an audit or inspection carried out by any Governmental Entity) that would reasonably be expected to give rise to, any Legal Dispute, Order or other notice from a Governmental Entity or any other Person: (A) alleging or confirming non-compliance with a relevant requirement of Privacy Laws or Company Privacy Commitments, (B) requiring or requesting the Company or any Subsidiary to amend, rectify, cease Processing, de-combine, permanently anonymize, block or delete any Company Data, (C) permitting or mandating relevant Governmental Entities to investigate, requisition information from, or enter the premises of, the Company or (D) claiming compensation from the Company. No Group Company has been involved in any Legal Disputes involving a breach or alleged violation of Privacy Laws, Company Privacy Commitments, or Privacy Policies. Schedule 3.11(p)(iv) contains the complete list of notifications and registrations made by the Company and any Subsidiary under Privacy Laws with relevant Governmental Entities in connection with the Company’s Processing of Personal Data.

(v) Where the Group Companies use a third party to Process Personal Data on behalf of any one of the Group Companies, the third party has agreed to comply with applicable Company Privacy Commitments, Privacy Laws, and Privacy Policies. To the Knowledge of the Company, such third parties have not breached any such obligations pertaining to Personal Data Processed by such Persons on behalf of Company or any Subsidiary. The Company has made available to Modern Media true, correct and complete copies of all Privacy Contracts that are currently in force.

(vi) The Group Companies have a valid and legal right (whether contractually, by law or otherwise) to access or use all Personal Data and any other information of any Person that is Processed by or on behalf of the Group Companies in connection with the use and/or operation of its products, services and business.

(vii) All data that the Company or any Subsidiary obtains from a third party pursuant to a data license Contract with a third party (“Company-Licensed Data”) is used pursuant to and in conformity with the terms and conditions of such data license Contract. A complete and accurate list of all such data license Contracts is attached as Schedule 3.11(p)(vii). All Company Data that is not Company-Owned Data is Company-Licensed Data. All data used in the business of the Group Companies is either Company-Owned Data or Company-Licensed Data.

(viii) The Group Companies are the owners of all right, title and interest in and to each element of Company Data that (i) is used or held for use in their business that is not Personal Data or Company-Licensed Data or (ii) the Company purports to own (collectively, “Company-Owned Data”). The Company has the right to Process all Company-Owned Data without obtaining any permission or authorization of any Person. Other than as set forth on Schedule 3.11(p)(viii), the Company has not entered into any Contract governing any Company-Owned Data or to which the Company is a party or bound by, except the standard terms of use entered into by users of the Company Products (copies of which have been provided to Modern Media).

(ix) No Group Company intentionally Processes the Personal Data of any natural Person under the age of 13.

(q) Company Websites. To the Knowledge of the Company, no domain names have been registered by any Person that are confusingly similar to any trademarks, service marks, domain names or business or trading names used, created or owned by the Company. The contents of any Company Website and all transactions conducted over such Websites comply with applicable Law in any applicable jurisdiction.

(r) Digital Millennium Copyright Act. The Group Companies conduct and have conducted their business in such a manner as to take reasonable advantage, if and when applicable, of the safe harbors provided by Section 512 of the Digital Millennium Copyright Act (the “DMCA”) and by any substantially similar applicable Law in any other jurisdiction in which the Group Companies conduct their business, including by informing users of its products and services of such policy, designating an agent for notice of infringement claims, registering such agent with the United States Copyright Office, and taking appropriate action expeditiously upon receiving notice of possible infringement in accordance with the “notice and take-down” procedures of the DMCA or such other applicable Law.

Section 3.12 Litigation.

(a) Except as set forth on Schedule 3.12, there are no and since December 31, 2015 there have been no Actions or Orders (including those brought or threatened in writing by or before any Governmental Entity) pending or, to the Knowledge of the Company, threatened against any Group Company or any of their respective properties at Law or in equity, excluding, in each case, Actions or Orders that would not reasonably be expected to be material to the Group Companies, taken as a whole.

(b) Since December 31, 2015 through the date hereof, no Group Company has any material Actions filed pending (nor are any contemplated) against any other Person.

Section 3.13 Company Material Contracts.

(a) Schedule 3.13(a) sets forth a true, correct and complete list of the following Contracts to which any Group Company is a party (“Company Material Contracts”):

(i) any stockholder, partnership or other Contract with a holder of equity securities of any Group Company relating to their ownership of equity securities, investors’ rights agreement, voting agreement, right of first refusal and co-sale agreement, or registration rights agreement;

(ii) all non-competition Contracts or other Contracts that limit (individually or in the aggregate) (A) the ability of any Group Company from operating or doing business in any location, market or line of business, or (B) the Persons to whom any Group Company may sell products or deliver services;

(iii) any employment or consulting Contract with any employee or individual service provider of any Group Company that provides annual compensation in excess of €100,000 (other than standard employee confidentiality or non-disclosure agreements) or that cannot be terminated without the payment of severance or similar separation payments in excess of €100,000;

(iv) change in control, transaction bonus, stay and pay or similar agreements with any current or former (solely to the extent any ongoing liability is or will be outstanding following the Closing) employee or individual service provider of any Group Company;

(v) Company Intellectual Property Agreements, except for (A) non-disclosure agreements entered into in the Ordinary Course, (B) non-exclusive licenses granted by the Company or any Subsidiary in the Ordinary Course, (C) Contracts for Open Source Materials;

(vi) Content Licensing Agreements;

(vii) any Contract providing for indemnification by any Group Company of any Person subsequent to the Closing, except for any such Contract that is entered into in the Ordinary Course;

(viii) Contract evidencing Indebtedness of any Group Company;

(ix) Contract under which any Group Company is lessee of or holds or operates any tangible property, including real property, owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed €100,000;

(x) partnership, joint venture, strategic alliance, revenue sharing and similar Contracts;

(xi) any Contract (other than non-continuing purchase orders) with any Material Customer or Material Supplier;

(xii) any Contract (other than non-continuing purchase orders) reasonably expected to result in future payments to or by any Group Company in excess of €200,000 per annum, except for Contracts that are terminable on less than 30 days’ notice without penalty;

(xiii) any Contract involving aggregate annual payments in excess of €200,000 that grants to any Person (A) a most favored pricing provision or (B) any exclusive rights, rights of first refusal, rights of first negotiation or similar rights;

(xiv) any Contract entered into for the settlement of any Action for which any Group Company has any ongoing liability in excess of €200,000 or material obligation;

(xv) any Contract requiring or providing for any capital expenditure in excess of €200,000;

(xvi) material interest rate, currency or other hedging Contract;

(xvii) any Contract for (A) the divestiture of any material business, properties or assets of any Group Company or (B) the acquisition by any Group Company of any material operating business, properties or assets, whether by merger, purchase, sale of stock or assets or otherwise, in each case, which contains continuing obligations or liabilities with respect to a Group Company subsequent to the Closing;

(xviii) any material advertising Contract (other than non-continuing purchase orders);

(xix) any Contract containing any provision pursuant to which any Group Company will be obligated to make a payment to any Person at the Closing as a direct result of the consummation of the Transactions;

(xx) any Contract between any Group Company, on the one hand, and any officer, director or Affiliate (other than a wholly-owned Subsidiary of the Company) of the Company or any Company Subsidiary or, to the Knowledge of the Company, any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which any Group Company has an obligation to indemnify such officer, director, Affiliate, associate or immediate family member; and

(xxi) any other Contract (other than non-continuing purchase orders) not of the types described above in this Section 3.13 that involves consideration in excess of €200,000 in the current fiscal year of the Group Companies.

(b) The Company Material Contracts (except those that are canceled, rescinded or terminated after the date hereof in accordance with their terms) are in full force and effect in all material respects in accordance with their respective terms with respect to the applicable Group Company, and, to the Knowledge of the Company, the

other party thereto, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. The applicable Group Company has performed all material obligations required to be performed by it under such Company Material Contracts, and none of the Group Companies or, to the Knowledge of the Company, the other parties thereto are in material breach or material default thereunder and, to the Knowledge of the Company, no event has occurred which would permit termination, modification or acceleration of any Company Material Contract by any party thereto. None of the Group Companies has given notice of its intent to terminate or materially modify, amend or otherwise alter the terms and conditions of any Company Material Contract or has received any such written notice from any other party thereto, in each case, other than in connection with the scheduled end or termination or other non-breach related expiration of such Contract.

Section 3.14 Tax Returns; Taxes. Except as otherwise disclosed on Schedule 3.14:

(a) each Group Company has: (i) timely filed (taking into account any allowable extension of time within which to file) with the appropriate Taxing Authority all Tax Returns required to have been filed by such Group Company, as applicable, and all such Tax Returns were true and complete in all respects and (ii) timely paid all material Taxes required to have been paid by such Group Company whether or not shown on any Tax Returns;

(b) each Group Company has timely collected or withheld and has duly and timely paid to the proper Taxing Authority all amounts required to have been collected and withheld from its employees, independent contractors, creditors, customers, shareholders or other applicable party, in each case, to the extent legally required. There are no deficiencies for Taxes that have been asserted or assessed by any Taxing Authority against any Group Company which remain unpaid;

(c) no Group Company has in place any agreement or extension of time for which to file any Tax Returns or pay any Tax, by way of assessment or otherwise, and no Group Company has an extension or waiver of a statute of limitation relating to any Tax;

(d) all deficiencies asserted as a result of any examination of any Tax Returns of the Group Companies have been paid in full, accrued on the books of the Group Companies or finally settled, and no Group Company has any liability for the Taxes of any Person (other than any of the Company or the Company Subsidiaries) as a transferee or successor, by contract or otherwise, including under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law);

(e) no claims for additional Taxes have been asserted by a Taxing Authority in writing within the last three (3) years and no proposals or deficiencies for any Taxes of the Group Companies are being asserted, proposed or, to the Knowledge of the Company, threatened, and no audit or investigation of any Tax Return of the Group Companies is currently underway, pending or, to the Knowledge of the Company, threatened;

(f) there are no Liens for Taxes against any asset of the Group Companies (other than Permitted Liens);

(g) no Group Company is a party to any Tax allocation or sharing agreement under which the Group Companies will have any liability after the Closing (excluding customary commercial agreements the primary subject of which is not Taxes);

(h) no claim has ever been made by a Governmental Entity in a jurisdiction where the Group Companies do not file Tax Returns that any Group Company may be subject to taxation by that jurisdiction, including but not limited to, being subject to taxation in that jurisdiction by reason of having an office, place of business or permanent establishment in such jurisdiction;

(i) all material transactions carried out between Group Companies have been carried out on an arm’s length basis and each Group Company has in its possession and control any documents or other materials it is required to have in accordance with any transfer pricing legislation to which it subject;

(j) neither any Group Company nor any of its agents or advisors have been required to file any notice or disclosure with any tax authority under legislation which requires those persons to disclose any transaction entered into for a tax avoidance purpose;

(k) no Group Company is or has been a party to any reportable transaction as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4;

(l) no Group Company will be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of any: (i) change in method of accounting, or use of an improper method of accounting, for a taxable period ending on or prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing; (iii) intercompany transactions as described in Treasury Regulations Section 1.1502-13 (or any corresponding or similar provision of state, local or foreign income Tax Law) or excess loss account described in Treasury Regulations Section 1.1502-19 (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing; (v) prepaid amount received on or prior to the Closing; (vi) election described in Section 108(i) of the Code (or any corresponding or similar provision of state, local or non-U.S. Law); and

(m) during the prior three-year period ending on the Luxembourg Merger Closing Date, neither the Company nor any predecessor thereof (if any) has issued any Company Shares in exchange for Cash Equivalents; and

(n) the Company is not a successor to any U.S. entity and is not treated as a U.S. corporation pursuant to Section 7874 of the Code.

Section 3.15 Environmental Matters.

(a) Each Group Company is and since December 31, 2014 has been in compliance in all material respects with all applicable Environmental Laws, which compliance has included obtaining and complying in all material respects with all Environmental Permits required pursuant to Environmental Laws for the occupation of its facilities and the operation of its business.

(b) No Group Company has owned or operated any facility or property which is or has been contaminated by any Hazardous Substance by any Group Company, in each case so as to give rise to any material liability of the Group Companies pursuant to any Environmental Laws.

(c) None of the Group Companies has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any material obligation or liability of any other Person relating to any Hazardous Substance or Environmental Laws.

(d) No Group Company has received written notice from any Governmental Entity or any Person that such Group Company is subject to any pending Action, Order or any actual or alleged liability that remains unresolved and is (i) based upon any Environmental Law, including arising out of any act or omission of any Group Company or any of their respective Representatives, or (ii) relating to any Hazardous Substance, including claims arising out of the ownership, use, control or operation by any Group Company of any facility, site, area or property from which there was a Release of any Hazardous Substance.

Section 3.16 Licenses and Permits. Schedule 3.16 sets forth a true, correct and complete list of all material Licenses and approvals held by the Group Companies. The Group Companies own or possess all material Licenses that are necessary to enable them to carry on their respective operations as presently conducted.

Section 3.17 Company Benefit Plans.

(a) Schedule 3.17(a) contains a true, correct and complete list of all Company Benefit Plans. With respect to each Company Benefit Plan, the Company has provided Modern Media true, correct and complete copies of the following documents, to the extent applicable: (i) the plan document and any related trust documents, and amendments thereto; (ii) the most recent annual returns and the most recent actuarial report, if any; (iii) the most recent IRS determination, opinion or advisory letter (if any) or correspondence with the United Kingdom Pensions Regulator; (iv) the summary plan description and any material modifications thereto; and (v) any related insurance contracts or funding arrangements.

(b) Except as set forth on Schedule 3.17(b):

(i) Each Company Benefit Plan and related trust has been established, administered, funded and operated in compliance with its terms and all applicable Laws in all material respects, and all contributions, premiums, reimbursements, distributions or payments required to be made with respect to any Company Benefit Plan for all periods ending prior to or as of the Closing have been, or will be prior to the Closing, timely made.

(ii) No material (whether individually or in the aggregate) liability, Action, audit or investigation has been made, commenced or threatened with respect to any Company Benefit Plan (other than routine claims for benefits payable in the Ordinary Course and appeals of denied such claims);

(iii) Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will, directly or indirectly, (A) result in any material (whether individually or in the aggregate) payment (whether in cash, property or the vesting of property), benefit or other right becoming due to any current or former employee, officer, director or independent contractor of the Group Companies, (B) materially (whether individually or in the aggregate) increase any compensation or benefits otherwise payable under any Company Benefit Plan or otherwise, or (C) result in the acceleration of the time of payment, funding or vesting of any such compensation, benefits, or other rights under any such Company Benefit Plan or otherwise, or (D) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Company Benefit Plan;

(iv) All benefits payable, or prospectively or contingently payable, under any Company Benefit Plan that provides for retirement benefits are “money purchase benefits” within the meaning of section 181(1) of the United Kingdom Pension Schemes Act 1993;

(v) All lump sum benefits (other than a refund of member contributions) payable under any Company Benefit Plan on the death of any Person whilst in employment to which the scheme relates are fully insured on normal terms with an insurance company (as defined in section 275 of United Kingdom Finance Act 2004) and all premiums and other amounts payable under such insurance contracts have been paid;

(vi) No Group Company has, in relation to any employees of the Company, been involved in any transaction to which the United Kingdom Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006, apply where any employees had previously had the right to membership of an occupational pension arrangement that provided any benefits other than those payable for old age, invalidity or death;

(vii) No contribution notice or financial support direction has been issued by the United Kingdom Pensions Regulator under sections 38 or 43 of the United Kingdom Pensions Act 2004 respectively against any Group Company and there is no fact or circumstance likely to give rise to any such direction or notice;

(viii) No Group Company is liable for a debt arising or payable under sections 75 or 75A of the United Kingdom Pensions Act 1995; and

(ix) (A) Each Company Benefit Plan that is not subject to the laws of the United Kingdom (each, a “Company Foreign Benefit Plan”) has been established, maintained and administered in material compliance with its terms and applicable Laws and, if intended to qualify for special tax treatment, meets all the requirements for such treatment; (B) all employer and employee contributions to each Company Foreign Benefit Plan required by its terms or by applicable Law have been made or, if applicable, accrued in accordance with generally accepted accounting practices in the applicable jurisdiction applied to such matters; (C) if the Company Foreign Benefit Plan is intended to qualify for special tax treatment, it meets all requirements for such treatment; and (D) if required, are registered and approved with any applicable Governmental Entity and (E) the fair market value of the assets of each funded Company Foreign Benefit Plan, the liability of each insurer for any Company Foreign Benefit Plan funded through insurance or the book reserve established for any Company Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Company Foreign Benefit Plan, and no transaction shall cause such assets or insurance obligations to be less than such benefit obligations. No Company Foreign Benefit Plan is a defined benefit pension plan or provides post-employment health or life insurance benefits. Each Company Foreign Plan has the level of insurance reserves that is reasonable and sufficient to provide for all incurred but unreported claims.

Section 3.18 Labor Relationships. Except as otherwise disclosed on Schedule 3.18:

(a) To the Knowledge of the Company, none of the Group Companies’ employees are represented by a union, works council, labor organization or other employee representative body, nor are any of the Group Companies party to or bound by any collective bargaining agreement, works council agreement or other labor-related Contract or bargaining relationship with any union, works council, labor organization, or other employee representative body. To the Knowledge of the Company, there are no union organizing or decertification activities relating to employees of any of the Group Companies.

(b) None of the Group Companies’ employees are a signatory to a collective bargaining agreement with any trade union, or, to the Knowledge of the Company, any labor organization or group, in each case with respect to their employment with any of the Group Companies.

(c) No labor dispute, walk out, strike, hand billing, picketing, or work stoppage involving the employees of the Group Companies have occurred, is in progress or, to the Knowledge of the Company, has been threatened in the last three (3) years.

(d) None of the Group Companies has any material liability with respect to any unpaid wages, salaries, wage premiums, commissions, bonuses, fees, or other compensation which has or have come due and payable to their current or former employees or independent contractors under applicable Law, Contract or policy, or with respect to the misclassification or treatment of any service providers to any of the Group Companies as an independent contractor, leased employee, or other non-employee.

(e) To Knowledge of the Company, no Person is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common Law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation: (i) to the Group Companies or (ii) with respect to any Person who is a current employee or independent contractor of the Group Companies, to any third party with respect to such Person’s right to be employed or engaged by the Group Companies or to the knowledge or use of trade secrets or proprietary information.

Section 3.19 International Trade & Anti-Corruption Matters.

(a) None of the Group Companies, nor any of their respective officers, directors or employees, nor to the Knowledge of the Company, any agent or other third party Representative acting on behalf of the Group Companies: (x) is currently, or has been in the last five (5) years: (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country, (iii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws, or (iv) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s Internal Revenue Service (collectively, “Trade Control Laws”); or (y) has at any time made or accepted any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any Government Official or other Person in violation of any applicable Anti-Corruption Laws. The Group Companies have maintained in all material respects complete and accurate books and records, including records of payments to any Representatives, third parties and Government Officials.

(b) During the five (5) years prior to the date hereof, none of the Group Companies has, in connection with or relating to the business of the Group Companies, received from any Governmental Entity or any other Person any notice, inquiry, or internal or external allegation, made any voluntary or involuntary disclosure to a Governmental Entity, or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Control Laws or Anti-Corruption Laws.

(c) None of the Group Companies has imported merchandise into the United States that has been or is covered by an anti-dumping duty order or countervailing duty order or is subject to or otherwise covered by any pending anti-dumping or countervailing duty investigation by agencies of the United States government.

Section 3.20 Certain Fees. Except as set forth on Schedule 3.20, neither Modern Media nor any Group Company shall be obligated to pay or bear any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the Transactions based upon arrangements made by or on behalf of any of the Shareholders or the Group Companies or any of their respective Affiliates.

Section 3.21 Service KPIs and Subscribers. Schedule 3.21 contains a true, correct and complete listing of the Group Companies’ service key performance indicators, subscriber numbers and registered user numbers, each as of September 30, 2018. The Group Companies’ subscriber numbers and registered user numbers are no less than as set forth on Schedule 3.21.

Section 3.22 Insurance Policies. Schedule 3.22 contains a true, correct and complete list of all material insurance policies carried by or for the benefit of the Group Companies. All such policies provide coverage sufficient for a business of the size and type operated by the applicable Group Company and the business of the Group Companies as a whole. All such insurance policies are in full force and effect, all premiums with respect thereto covering all period up to the Closing will have been paid, shall otherwise be maintained by the applicable Group Company in full force and effect in all material respects as they apply to any matter, Action or event relating to the Group Companies occurring through the Closing, and no written (including e-mail or other electronic transmission) or threatened notice of cancellation, termination, reduction in coverage or disallowance of any claim has been received by any Group Company with respect to any such policy. There is no pending material claim by any Group Company against any insurance carrier under any such insurance policy for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice).

Section 3.23 Affiliate Transactions. Except for employment relationships and compensation, benefits, travel advances and employee loans in the Ordinary Course or as disclosed on Schedule 3.23, there are no transactions or Contracts between any Group Company, on the one hand, and any director, officer, stockholder, warrant holder or Affiliate of such Group Company, or, to the Knowledge of the Company, any such director officer, stockholder, or warrant holder on the other hand (except any transactions or Contracts that are not material to the applicable Group Company).

Section 3.24 Information Supplied. None of the information supplied or to be supplied by the Group Companies for inclusion or incorporation by reference in the Proxy Statement or the Registration Statement will, at the date the Proxy Statement or the Registration Statement, as applicable, is first mailed or at the time of the Modern Media Common Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading in any material respect (subject to the qualifications and limitations set forth in the materials provided by the Group Companies or that are included in the Proxy Statement and the Registration Statement). Notwithstanding the foregoing, the Group Companies make no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by Modern Media for inclusion or incorporation by reference in the Proxy Statement, the Registration Statement or any Modern Media Reports, or (b) any projections or forecasts or statements of opinion included in the Proxy Statement or the Registration Statement.

Section 3.25 Customers and Suppliers. Schedule 3.25 sets forth a list of the Group Companies’ Material Customers and Material Suppliers as measured by the dollar amount of purchases thereby or therefrom, for the Company’s fiscal year ending December 31, 2017 with additional input from 2018 year-to-date information and estimates, showing the approximate total sales by the Group Companies to each such Material Customer and the approximate total purchases by the Group Companies from each such Material Supplier, during each such period. No such Material Supplier or Material Customer listed on Schedule 3.25, has (a) terminated its relationship with any of the Group Companies, (b) as of the date hereof, to the Knowledge of the Company, reduced its business with any of the Group Companies or adversely modified its relationship with any of the Group Companies, (c) as of the date hereof, to the Knowledge of the Company, notified any of the Group Companies of its intention to take any such action and to the Knowledge of the Company, no such Material Customer or Material Supplier is contemplating such an action, or (d) to the Knowledge of the Company, become insolvent or subject to bankruptcy proceedings.

Section 3.26 Compliance with Laws. Each Group Company is in material compliance with all Laws and Orders applicable to their respective businesses, operations, assets and properties, except for noncompliance which would not reasonably be expected to be material to the Group Companies, taken as a whole; provided, that this section does relate to compliance with Environmental Laws, which are the subject of Section 3.15.

Section 3.27 Sufficiency of Assets. Except as would not reasonably be expected to be material to the Group Companies, taken as a whole, the Group Companies have good and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the material items of tangible personal property used or held for use in the business of the Group Companies, free and clear of any and all Liens (other than Permitted Liens). The tangible assets owned or leased by the Group Companies constitute all of the tangible assets reasonably necessary for the continued conduct of the business of the Group Companies after the Closing in the Ordinary Course. Immediately following the Luxembourg Merger, PubCo shall own all of the issued and outstanding ordinary shares of the Company, such that the Company will be a wholly-owned Subsidiary of PubCo and no Person other than PubCo shall have any right to the Company Shares or any other equity interest in the Company.

Section 3.28 No Additional Representations and Warranties. Except as provided in this Article III, or any Ancillary Agreement, where applicable, neither the Company nor any of its Affiliates, nor any of its or their respective Representatives has made, or is making, any representation or warranty whatsoever to Modern Media or their respective pre-Closing or post-Closing Affiliates, respective Representatives.

Section 3.29 No Leakage. Except as disclosed on Schedule 3.29, during the Locked Box Period: (a) no Company Shareholder nor any Affiliate of the Company (other than another Group Company) has benefited or will benefit from any Leakage; and (b) no arrangement or agreement has been made or entered into or will be made or entered into which will result in any Leakage.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF MODERN MEDIA

Except as set forth in the disclosure schedules delivered by Modern Media to the Company concurrently with the execution of this Agreement (the “Modern Media Disclosure Schedule”), Modern Media hereby represents and warrants to the Company, as of the date of this Agreement and the Merger Closing Date, as follows:

Section 4.1 Organization.

(a) Modern Media is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

(b) Modern Media has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Modern Media is duly qualified, licensed or registered as a foreign entity to transact business under the Laws of each jurisdiction where the character of its properties or assets owned, leased or operated by it, or the location of the properties or assets owned, leased or operated by it, requires such qualification, licensing or registration, except where the failure of such qualification or registration would not reasonably be expected to be material to Modern Media, taken as a whole. Modern Media has no Subsidiaries. Modern Media does not own, directly or indirectly, any interest or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Except as provided hereby, Modern Media is not party to any Contract that obligates Modern Media to invest money in, loan money to or make any capital contribution to any other Person.

Section 4.2 Organization of PubCo. PubCo was formed solely for the purpose of engaging in the Transactions and has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the other Transactions. PubCo has not issued any equity interests other than shares issued incident to its formation.

Section 4.3 Authorization. Modern Media has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions, subject in each case to the receipt of the requisite approval of the Transaction Proposals by the Modern Media Stockholders. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Transactions have been duly authorized by all necessary corporate action by Modern Media. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by each other party hereto and thereto, this Agreement and the Ancillary Agreements constitute the legal, valid and binding obligations of Modern Media, enforceable against Modern Media in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 4.4 Capitalization.

(a) Section 4.4(a) of the Modern Media Disclosure Schedule sets forth the number and holder of all of the issued and outstanding capital stock of Modern Media. All of the issued and outstanding equity securities of Modern Media have been duly authorized and validly issued, and are fully paid and non-assessable.

(b) The authorized capital stock of Modern Media consists of 110,000,000 shares, consisting of 100,000,000 shares of Modern Media Common Stock and 10,000,000 shares of preferred stock. Except pursuant to this Agreement the Modern Media Rights and the Modern Media Warrants, there are no stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award or similar rights with respect to Modern Media and no options, warrants, rights, convertible or exchangeable securities, “phantom” rights, appreciation rights, performance units, commitments or other agreements relating to the Modern Media Common Stock or any other equity securities, or obligating Modern Media to issue, deliver or sell, or caused to be issued, delivered or sold any shares of Modern Media Common Stock or any other interest in Modern Media, including any security convertible or exercisable into Modern Media Common Stock or any other equity securities. There are no Contracts to which Modern Media is a party which require Modern Media to repurchase, redeem or otherwise acquire any shares of Modern Media Common Stock or any other interest in Modern Media, other than the obligation to redeem Modern Media Common Stock pursuant to Modern Media’s charter. Each share of Modern Media Common Stock that has been sold has been sold pursuant to an effective registration statement filed under the Securities Act, or an appropriate exemption therefrom, and in accordance therewith. All shares of Modern Media Common Stock are registered under the Exchange Act. None of the issued and outstanding shares of Modern Media Common Stock were issued in violation of any preemptive rights, Laws or Orders. Except as set forth on Section 4.4(b) of the Modern Media Disclosure Schedule, there are no voting trusts, Stockholder Agreements, proxies or other agreements in effect with respect to the voting or transfer of any shares of Modern Media Common Stock or any other interests in Modern Media.

(c) Modern Media has issued 17,670,000 warrants (the “Modern Media Warrants”), each such Modern Media Warrant entitling the holder thereof to purchase one share of Modern Media Common Stock on the terms and conditions set forth in the applicable warrant Contract.

(d) Modern Media has issued 20,700,000 Modern Media Rights.

Section 4.5 Consents and Approvals; No Violations. Subject to the receipt of the requisite approval of the Transaction Proposals by the Modern Media Stockholders, the filing of the Modern Media Certificate of Merger, the filing of any Modern Media Report, the filing and effectiveness of the Registration Statement, NASDAQ approval, and the applicable requirements of applicable Anti-Trust and Competition Laws, and assuming the truth and accuracy of the Company’s representations and warranties contained in Section 3.6, neither the execution and delivery of this Agreement, any Ancillary Agreement, nor the consummation of the Transactions, will (a) conflict with or result in any material breach of any provision of the Organizational Documents of Modern Media, (b) require any filing with, or the obtaining of any material consent or approval of, any Governmental Entity, (c) result in a material violation of or material default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, mortgage, other evidence of Indebtedness, guarantee, lease or other Contract or obligation to which Modern Media is a party or by which Modern Media or any of their respective assets may be bound, (d) result in the creation of any Lien upon any of the properties or assets of Modern Media, (e) except for violation which would not prevent or materially delay the consummation of the Transactions, violate in any material respect any Law, Order, or Lien applicable to Modern Media, excluding from the foregoing clauses (b), (c) and (e), such requirements, violations or defaults which would not have or not reasonably be expected to be material to Modern Media, taken as a whole.

Section 4.6 Financial Statements. The financial statements and notes contained or incorporated by reference in the Modern Media Reports fairly present, in all material respects, (a) the financial condition of Modern Media as at the respective dates of, and for the periods referred to in, such financial statements, in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Regulation S-X of the SEC), and (b) the consolidated financial position, results of operations, income and cash flows of Modern Media as at the respective dates of, and for the periods referred to in, such financial statements, except as otherwise noted therein. Modern Media has no material off-balance sheet arrangements that are not disclosed in the Modern Media Reports.

Section 4.7 No Undisclosed Liabilities. Except as set forth in the consolidated balance sheet of Modern Media included in its Annual Report on Form 10-K for the yearly period ended March 31, 2018, and the unaudited consolidated balance sheet of Modern Media as of September 30, 2018 and the related unaudited consolidated statements of operations and cash flows for the six (6)-month period then ended, Modern Media has no liabilities or obligations of the type required to be disclosed in a consolidated balance sheet of Modern Media in accordance with GAAP, except for liabilities and obligations (a) incurred since September 30, 2018 in the Ordinary Course, (b) incurred since September 30, 2018 pursuant to or in connection with this Agreement or the Transactions, (c) disclosed in this Agreement (or its Schedules), or (d) which would not reasonably be expected to be material to Modern Media.

Section 4.8 Litigation.

(a) There are no Actions or Orders (including those brought or threatened by or before any Governmental Entity) pending or, to the knowledge of Modern Media, threatened against or otherwise relating to Modern Media or any of their respective properties at Law or in equity, excluding, in each case, Actions or Orders that would not reasonably be expected to be material to Modern Media, taken as a whole.

(b) As of the date hereof, Modern Media has no material Actions filed and pending against any other Person and does not intend to file any material Action against any other Person.

Section 4.9 Compliance with Laws. Modern Media is in material compliance with all Laws and Orders applicable to its respective businesses, operations, assets and properties, except for noncompliance which would not reasonably be expected to be material to Modern Media, taken as a whole. To the knowledge of Modern Media, it has not received any written notice of or been charged with the violation of any such Laws.

Section 4.10 Certain Fees and Expenses. Except as set forth on Section 4.10 of the Modern Media Disclosure Schedule, none of Modern Media, the Company or any Company Shareholder shall be directly or indirectly obligated to pay or bear (e.g., by virtue of any payment by or obligation of any of Modern Media or any of their respective Affiliates at or at any time after the Closing) any expense, brokerage, finder’s or other fee or commission to any broker, finder, investment banker, counsel, or other service provider in connection with the Transactions based on arrangements made by or on behalf of any of Modern Media or any of its Affiliates.

Section 4.11 Modern Media Reports.

(a) Modern Media has, in all material respects, filed with or furnished to the SEC all Modern Media Reports, required to be filed through the date hereof.

(b) As of their respective filing dates (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), except as may have been revised, corrected or superseded by any subsequent filing prior to the date hereof, the Modern Media Reports did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(c) Modern Media maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Modern Media in the reports that it files under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of Modern Media’s filings with the SEC and other public disclosure documents and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Modern Media maintains internal control over financial reporting (as defined in Rule 13a-15(f) or 15d-15(f), as applicable, under the Exchange Act).

(d) Modern Media is in compliance in all material respects with the provisions of Sarbanes-Oxley Act, which under the terms of such provisions (including the dates by which such compliance is required) have become applicable to Modern Media.

(e) Modern Media is not, and following the Closing will continue not to be, an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Modern Media constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 4.12 Information Supplied. None of the information supplied or to be supplied by Modern Media for inclusion or incorporation by reference in the Proxy Statement or the Registration Statement will, at the date the Proxy Statement or the Registration Statement is first mailed or at the time of the Modern Media Common Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading in any material respect (subject to the qualifications and limitations set forth in the materials provided by Modern Media or that are included in the Modern Media Reports). Notwithstanding the foregoing, Modern Media does not make any representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by, or on behalf of, the Group Companies for inclusion or incorporation by reference in the Proxy Statement or the Registration Statement, or (b) any projections or forecasts or statements of opinion included in the Proxy Statement or the Registration Statement.

Section 4.13 Board Approval; Stockholder Vote. The board of directors of Modern Media (including any required committee or subgroup of the board of directors of Modern Media) has, as of the date of this Agreement, unanimously (a) approved and declared the advisability of this Agreement and the Ancillary Agreements to which Modern Media is a party and the consummation of the Transactions, and (b) determined that the consummation of the Transactions are in the best interests of Modern Media and the stockholders of Modern Media. Other than the approval of the Transaction Proposals, no other corporate proceedings on the part of Modern Media are necessary to approve the consummation of the Transactions.

Section 4.14 Trust Account.

(a) As of the date hereof, Modern Media has at least $211,800,000 (the “Trust Amount”) in the account established by Modern Media for the benefit of its public stockholders (the “Trust Account”), with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of May 17, 2017, by and between Modern Media and the Trustee (the “Trust Agreement”). Other than pursuant to the Trust Agreement, the obligations of Modern Media under this Agreement are not subject to any conditions regarding Modern Media’s, its Affiliates’ or any other Person’s ability to obtain financing for the consummation of the Transactions.

(b) The Trust Agreement has not been amended or modified, is valid and in full force and effect and is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies. There are no separate contracts, side letters or other understandings (whether written or unwritten, express or implied) (i) between Modern Media and the Trustee that would cause the description of the Trust Agreement in the Modern Media Reports to be inaccurate in any material respect, or (ii) to Modern Media’s knowledge, that would entitle any Person (other than stockholders of Modern Media holding Modern Media Common Stock sold in Modern Media’s initial public offering who shall have elected to redeem their shares of Modern Media Common Stock pursuant to Modern Media’s Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust

Account may be released except to pay income and franchise Taxes from any interest income earned in the Trust Account and to redeem Modern Media Common Stock in accordance with the provisions of Modern Media’s Organizational Documents. There are no Actions pending or, to Modern Media’s knowledge, threatened with respect to the Trust Account.

Section 4.15 Affiliate Transactions. Except as described in the Modern Media Reports, there are no transactions, agreements, arrangements or understandings between Modern Media, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of Modern Media.

Section 4.16 Material Contracts. Except as included as exhibits to any Modern Media Report, Modern Media is not party to any Contract that would be required to be included or incorporated by reference as an exhibit to its Annual Report on Form 10-K for the yearly period ended March 31, 2018 (each, a “Modern Media Material Contract”).

Section 4.17 Solvency. Modern Media is not entering into this Agreement or the Transactions with the actual intent to hinder, delay or defraud either present or future creditors. Assuming that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect) and after giving effect to the Transactions, Modern Media (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due), (b) will not have incurred and does not presently plan to incur debts beyond its ability to pay as they mature or become due.

Section 4.18 Benefit Plans. Modern Media does not maintain, sponsor or contribute to, or have any actual or contingent obligation or liability under, any Employee Benefit Plan (including, without limitation, any multiemployer plan (within the meaning of Section 3(37) of ERISA) or any pension plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code), nor does any Modern Media have any obligation or commitment to create or adopt any Employee Benefit Plan. Modern Media does not have any liability arising under Title IV of ERISA by reason of Modern Media’s affiliation with any of its ERISA Affiliates.

Section 4.19 No Outside Reliance. Notwithstanding anything contained in this Article IV or any other provision hereof, other than in the case of fraud or material misrepresentation, Modern Media acknowledges and agrees that none of the Group Companies or any of their respective Affiliates, or any of their or their Affiliates’ respective Representatives has made, or is making, any representation or warranty whatsoever, express or implied (and Modern Media has not relied on any representation, warranty or statement of any kind by the Company or any of its Affiliates or any of their respective Representatives), beyond those expressly given in Article III, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of any of the Group Companies. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” or reviewed by Modern Media or any of its Affiliates or Representatives) or management presentations that have been or shall hereafter be provided to Modern Media or any of its Affiliates or Representatives are not and will not be deemed to be representations or warranties of any of the Group Companies, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing, except as may be expressly set forth in Article III.

ARTICLE V

COVENANTS

Section 5.1 Interim Operations of the Company. The Company agrees that, during the period from the date of this Agreement to the earlier of (x) termination of this Agreement in accordance with Section 8.1, and (y) the

Luxembourg Merger Closing, except as required by applicable Law and/or as otherwise contemplated by this Agreement, including to effect the Merger or Luxembourg Merger, or as consented to by Modern Media (which consent shall not be unreasonably withheld, conditioned or delayed) or in consultation with Modern Media (only with respect to Section 5.1(b)(v) and Section 5.1(b)(vii)):

(a) the Company shall, and shall cause each Company Subsidiary to, conduct its business in the Ordinary Course in all material respects, timely file all required Tax Returns and pay all required Taxes, and, to the extent consistent with the foregoing, use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) keep available the services of its officers and key employees, (iii) maintain existing relationships with its Material Customers and Material Suppliers, and (iv) undertake the actions set forth on Schedule 5.1(a) prior to the Closing; and

(b) except as set forth on Schedule 5.1(b), the Company shall not, and shall cause each Company Subsidiary not to, effect any of the following:

(i) make any change in or amendment to its Organizational Documents, other than changes required to effect the conversions described in Section 5.8(c);

(ii) issue, allot or sell, or authorize to issue, allot or sell, any membership interests, shares of its capital stock or any other ownership interests, as applicable, or issue or sell, or authorize to issue, allot or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance, allotment or sale of, any shares of its membership interests, capital stock or any other ownership interests, as applicable (for the avoidance of doubt, this Section 5.1(b)(ii) shall not prohibit an Option Holder from otherwise exercising any or all Options held by such Option Holder in accordance with the applicable Option Agreement), other than to employees or consultants of any Group Company or other similar Persons providing any Group Company with goods or services in the Ordinary Course;

(iii) split, combine, redeem or reclassify, or purchase or otherwise acquire, any membership interests, shares of its capital stock or any other ownership interests, as applicable;

(iv) other than in the Ordinary Course, sell, lease, license, permit to lapse, abandon or otherwise dispose of any of its properties or assets that are material to its business;

(v) amend in any material adverse respect or terminate any (A) Contracts listed on Schedule 3.13, (B) settlement Contracts providing for injunctive or equitable relief, or (C) Contracts with Material Customers or Material Suppliers, or (D) Contracts related to endorsements (or similar arrangements) or marketing Contracts related to digital vendor Contracts, or enter into a Contract which had it been entered into prior to the date hereof would have been such a Contract; provided, however, that the Company and the Company Subsidiaries may renegotiate the terms of, or otherwise extend, any Company Material Contract that has expired in accordance with its terms prior to the date hereof or is scheduled to expire in accordance with its terms within six (6) months after the date hereof;

(vi) (A) incur any Indebtedness in excess of €200,000, other than short-term Indebtedness or letters of credit incurred in the Ordinary Course or borrowings under existing credit facilities, or (B) make any loans or advances to any other Person, other than loans and advances to employees in the Ordinary Course;

(vii) (A) grant or agree to grant to any employee or other independent contractor of the Company or any of the Company Subsidiaries, who has annual compensation in excess of €100,000, any increase in wages or bonus, severance, profit sharing, retirement, insurance or other compensation or benefits, except as specifically granted pursuant to a written agreement entered into prior to the date hereof, or

(B) adopt or establish any new compensation or Employee Benefit Plans or arrangements, or amend, terminate, or agree to amend or terminate any existing Company Benefit Plans in any material manner, or (C) accelerate the time of payment, vesting or funding of any compensation or benefits under any Company Benefit Plan (including any plan or arrangement that would be a Company Benefit Plan if it was in effect on the date hereof), or (D) make or agree to make any bonus or incentive payments to any individual outside of the currently effective bonus plan as has been made available to Modern Media, or (E) enter into any new collective bargaining agreement, except (1) as may be required under applicable Law, (2) as required pursuant to the Company Benefit Plans or collective bargaining agreements of the Company or any of the Company Subsidiaries in accordance with their existing terms as in effect on the date hereof, (3) for payment of any accrued or earned but unpaid compensation, or (4) pursuant to employment, retention, change-of-control or similar type Contracts existing as of the date hereof, provided to Modern Media prior to the date hereof and set forth on Schedule 3.17(a) or (F) modify in any respect the terms of any existing employment, consulting or other compensation agreement or collective bargaining agreement or (G) make any change to the key management structure of the Group Companies, including the hiring and firing of additional officers or termination of existing officers (other than for “cause”);

(viii) unless required by applicable Law or as a result of a determination by a Governmental Entity that is final, (A) make, change or rescind any Tax election, except as specifically required under Section 5.8(c), (B) settle or compromise any claim, notice, audit report or assessment in respect of Taxes, (C) change any Tax period, (D) adopt or change any method of Tax accounting, (E) file any amended Tax Return, (F) surrender any right to claim a refund of Taxes, (G) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement, or closing agreement related to any Tax, or (H) request any Tax ruling from a competent authority;

(ix) cancel or forgive any Indebtedness in excess of €200,000 owed to the Company or any of the Company Subsidiaries, other than Indebtedness of the Company to a Company Subsidiary or Indebtedness for borrowed money of a Company Subsidiary to the Company or to another Company Subsidiary that does not result in a material post-Closing Tax or other liability;

(x) except as may be required by Law or IFRS, make any material change in the financial or tax accounting methods, principles or practices of the Company (or change an annual accounting period);

(xi) accelerate any receivables or prepay any payables, due under any Contract or otherwise, except and unless otherwise accounted for in the Interim Financial Statements;

(xii) grant or otherwise create or consent to the creation of any Lien (other than a Permitted Lien) on any of its material assets or Leased Real Properties, other than in the Ordinary Course;

(xiii) declare, set aside or pay any dividend or make any other distribution with respect to any Group Company’s outstanding shares of capital stock or other equity interests (whether in cash, assets, stock or other securities) other than the payment of cash dividends or cash distributions from one Group Company to another Group Company;

(xiv) make any material change to any of the cash management practices of the Company or any Company Subsidiary, including materially deviating from or materially altering any of its practices, policies or procedures in paying accounts payable or collecting accounts receivable;

(xv) waive, release, assign, settle or compromise any material rights, claims, suits, Actions, audits, reviews, hearings, or investigations(whether civil, criminal, administrative or investigative) against the Company or any Company Subsidiary other than waivers, releases, assignments, settlements or compromises that do not exceed €200,000 in the aggregate;

(xvi) make or incur any capital expenditures, except for capital expenditures (A) in the Ordinary Course, (B) in an amount not to exceed €500,000 in the aggregate, or (C) in any budget provided to Modern Media in writing prior to the date hereof;

(xvii) buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (A) inventory and supplies in the Ordinary Course, or (B) other assets in an amount not to exceed €3 million in the aggregate;

(xviii) enter into any new line of business;

(xix) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than the Merger and as contemplated by this Agreement;

(xx) fail to use its commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies consistent with levels maintained by the Company and each Company Subsidiary on the date of this Agreement, other than in the Ordinary Course; or

(xxi) authorize any of, or commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this Section 5.1.

Section 5.2 Interim Operations of Modern Media. Modern Media agrees that, during the period from the date of this Agreement to the earlier of (x) termination of this Agreement in accordance with Section 8.1, and (y) the Merger Closing, except as otherwise contemplated by this Agreement, including to effect the Merger or Luxembourg Merger, or as consented to by the Company (which consent shall not be unreasonably withheld, conditioned or delayed) or as required to implement the Transaction contemplated hereunder, that Modern Media shall not effect any of the following:

(a) make any change in or amendment to its Organizational Documents, other than with respect to changing its fiscal year or as otherwise contemplated by the Agreement (including Section 5.19).

(b) issue, allot or sell, or authorize to issue, allot or sell, any membership interests, shares of its capital stock or any other ownership interests, as applicable, or issue or sell, or authorize to issue, allot or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance, allotment or sale of, any shares of its membership interests, capital stock or any other ownership interests, as applicable;

(c) split, combine, redeem or reclassify, or purchase or otherwise acquire, any membership interests, shares of its capital stock or any other ownership interests, as applicable (other than in accordance with the Modern Media Common Stockholder Redemption or the Merger at the Closing);

(d) declare, set aside or pay any dividends or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, stock or other securities of Modern Media) or otherwise make any payments to any stockholder of Modern Media in their capacity as such (other than in accordance with the Modern Media Common Stockholder Redemption at the Closing);

(e) other than in the Ordinary Course, sell, lease, license, permit to lapse, abandon or otherwise dispose of any of its properties or assets that are material to its business;

(f) incur any Indebtedness in excess of €100,000, or (B) make any loans or advances to any other Person;

(g) except as may be required by Law or GAAP, make any material change in the financial or tax accounting methods, principles or practices of Modern Media (other than a change of an annual accounting period);

(h) take any action that will or is reasonably likely to prevent, delay or impede the consummation of the Merger or the other Transactions;

(i) with respect to Modern Media, fail to be listed as a public Company on NASDAQ;

(j) with respect to Modern Media, fail to use its commercially reasonable efforts to continue to qualify as an “emerging growth company” within the meaning of the JOBS Act;

(k) make any amendment or modification to the Trust Agreement;

(l) make or allow to be made any reduction in the Trust Amount, other than as expressly permitted by its Organizational Documents;

(m) enter into, amend or modify any transaction or Contract with Modern Media, Modern Media Sponsor, or any of their respective Affiliates, other than as set forth on Section 5.2 of the Modern Media Disclosure Schedule;

(n) directly or indirectly acquire, whether by Merger or consolidating with, or acquiring all or substantially all of the assets, of any other Person;

(o) waive, release, assign, settle or compromise any material rights, claims, suits, Actions, audits, reviews, hearings or investigations (whether civil, criminal, administrative or investigative) against Modern Media or any of its Affiliates;

(p) amend in any material adverse respect or terminate any (A) settlement Modern Media Material Contract providing for injunctive or equitable relief, or (B) Modern Media Material Contracts;

(q) make or incur any capital expenditures; or

(r) authorize any of, or commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this Section 5.2.

Section 5.3 Trust Account. Upon satisfaction or waiver of the conditions set forth in ARTICLE VI and provision of notice thereof to the Trustee (which notice Modern Media shall provide to the Trustee in accordance with the terms of the Trust Agreement, and which notice will be subject to the approval of the Company), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Modern Media (i) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) shall use reasonable best efforts to cause the Trustee to (A) pay as and when due all amounts payable to stockholders of Modern Media holding shares of the Modern Media Common Stock sold in Modern Media’s initial public offering who shall have previously validly elected to redeem their shares of Modern Media Common Stock pursuant to Modern Media’s Organizational Documents, and (B) immediately thereafter, pay all remaining amounts then available in the Trust Account in accordance with this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.4 Commercially Reasonable Efforts; Consents.

(a) Each of the Parties shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Transactions and take all steps set out in the Transaction Step Plan, or use their respective commercially reasonable efforts to procure that such steps are taken, reasonably promptly after the date hereof, including obtaining all Licenses, consents, approvals, authorizations, qualifications and Orders of Governmental Entities necessary to consummate the Transactions; provided, that in no event shall any Group Company be required to pay any material fee, penalty or other consideration to obtain any license, permit, consent, approval, authorization, qualification or waiver required under any Contract for the consummation of the Transactions.

(b) Without limiting the generality of the foregoing, each Party will promptly after execution of this Agreement (but in no event later than five (5) Business Days after the date hereof) make all filings or submissions as are required under applicable Anti-Trust and Competition Laws. Each Party will promptly furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under applicable Anti-Trust and Competition Laws and will take all other actions necessary to cause the expiration or termination of the applicable waiting periods as soon as practicable. Each Party will promptly provide the other with copies of all written communications (and memoranda setting forth the substance of all oral communications) between each of them, any of their Affiliates or any of its or their Representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the Transactions. Without limiting the generality of the foregoing, and subject to applicable Law, each of the Group Companies and Modern Media will: (A) promptly notify other Parties of any written communication made to or received by them, as the case may be, from any Governmental Entity regarding any of the Transactions; (B) permit each other to review in advance any proposed written communication to any such Governmental Entity and consider in good faith reasonable comments thereto; (C) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and (D) furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act) and written communications between such Party and their Affiliates and their respective agents, on one hand, and any such Governmental Entity, on the other hand, in each case, with respect to this Agreement and the Transactions.

(c) No Party shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Entity of any of the aforementioned filings. The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other Order or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the Transactions, to use commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 5.5 Public Announcements. None of the Parties shall, and each Party shall cause its Affiliates not to, make or issue any public announcement or press release to the general public with respect to this Agreement or the Transactions without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed. Nothing in this Section 5.5 shall limit any Party from making any announcements, statements or acknowledgments that such Party is required by applicable Law or the requirements of any national securities exchange to make, issue or release (including in connection with the exercise of the fiduciary duties of the board of directors of Modern Media), including to effect the Merger or Luxembourg Merger, or limit disclosures of information made by any of the Group Companies to its direct and indirect equity holders (including in connection with the drag-along notice delivered to the Company Shareholders in accordance with the Transaction Step Plan), investors and Affiliates, accountants, consultants, and legal counsel (so long as, in each case, such disclosure has a valid business purpose and is effected in a manner consistent with customary practices (including with respect to confidentiality)); provided, that, to the extent practicable, the Party making such announcement, statement or acknowledgment shall provide such announcement, statement or acknowledgment to the other Parties prior to release and consider in good faith any comments from such other Parties.

Section 5.6 Notice of Certain Matters. From the date hereof through the Closing, the Company, on the one hand, and Modern Media, on the other hand, shall disclose in writing (i) any event, fact or circumstance that will cause the failure of any condition set forth in Section 6.1, Section 6.2, or Section 6.3, as applicable, to be satisfied, (ii) any material Actions in connection with the Transactions commenced or, to the knowledge of Modern Media or to the Knowledge of the Company, threatened against Modern Media or any Group Company, as the case may be, or (iii) any written notice or other written material communication from any Governmental Entity in connection with the Transactions; provided, that a party’s good-faith failure to comply with this Section 5.6 shall not provide the other party the right not to consummate the Closing or to effect the Transactions.

Section 5.7 Access to Information; Confidentiality.

(a) From the date hereof until the Closing, upon reasonable notice, the Company shall, and shall cause each Company Subsidiary to, provide to Modern Media and their Representatives during normal business hours reasonable access to all employee, facilities, books and records of the Company and the Company Subsidiaries reasonably requested; provided that (a) such access shall occur in such a manner as the Company reasonably determines to be appropriate to protect the confidentiality of the Transactions, (b) such access shall not unreasonably interfere with the normal operation of any Group Company, (c) such inspection shall be conducted at Modern Media’s sole cost and expense with reasonable notice, and (d) nothing herein shall require the Company to provide access to, or to disclose any information to, Modern Media or any of their Representatives if such access or disclosure, in the good faith reasonable belief of the Company, (i) would waive any legal privilege or (ii) would be in violation of applicable Laws or regulations of any Governmental Entity. Without limiting the generality of the foregoing, the Company will provide to Modern Media financial information (including revenue, cash and subscribers), for each month reasonably promptly after it becomes available to its management, and be available to respond to reasonable inquiries from Modern Media concerning such information. All of such information provided to Modern Media shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions and restrictions of which are by this reference hereby incorporated herein.

(b) From the date hereof until the Closing, Modern Media will provide the Company with full information promptly after it becomes available to Modern Media regarding the capital raising process, including but not limited to, feedback from investors and the sales team, roadshow schedule, indications of interest and/or orders. Without limiting the generality of the foregoing, Modern Media will provide to the Company before any investor meetings information on such investor, including sector focus, type of investor (hf, lo, value, growth, etc), holdings in peers, and other related information about the investor and the institution in order for the Company and its management to properly prepare ahead of such meetings. Modern Media will at least approach the investors in an investor list provided by Modern Media in writing to the Company on or prior to the date of this Agreement. A preliminary proposed investor roadshow schedule, which is subject to change, was provided by Modern Media in writing to the Company on or prior to the date of this Agreement.

Section 5.8 Tax Matters.

(a) Preservation of Records. Except as otherwise provided in this Agreement, PubCo agrees that it shall, and it shall cause the Group Companies to, (i) preserve and keep the Tax and accounting records of the Group Companies for a period of ten (10) years from the Closing, or for any longer periods as may be required by any Governmental Entity or ongoing litigation, and (ii) make such records available to the Shareholders as may be reasonably required by the Shareholders. If PubCo, the Company or any Company Subsidiary wishes to destroy such records before the time specified above, PubCo shall first give thirty (30) days’ prior written notice to the Shareholders and the Shareholders shall have the right at their respective option and expense, upon prior written notice given to PubCo within that thirty (30)-day period, to take possession of the records within ninety (90) days after the date of such Shareholder’s notice to PubCo.

(b) FIRPTA Certificate. At or prior to the Closing, the Company shall deliver or cause to be delivered to Modern Media (i) a certificate of the Company, prepared in accordance with the requirements of Treasury Regulations Section 1.1445-2(c)(3), certifying that the Company is not, and has not been, a United States real property holding corporation, within the meaning of Section 897 of the Code, during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code and (ii) a form of notice to the IRS prepared in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2).

(c) Tax Elections; Certain Transfers.

(i) At or prior to the Closing, the Company will, and will cause each other Group Company that is not a U.S. company to, elect to be treated as disregarded for U.S. federal income Tax purposes. To the extent any such Group Company is not eligible to make such election, the Company will, or will cause such other Group Company to, convert into an eligible entity within the meaning of Treasury Regulations Section 301.7701-3 and to elect to be treated as disregarded for U.S. federal income Tax purposes.

(ii) From and after the Merger Closing, neither PubCo nor any Group Company shall take, or permit to be taken, any action which would be reasonably likely to result in Treasury Regulations Section 1.367(a)-3 (including the provisions regarding indirect stock transfers) applying to the Merger, including (for the avoidance of doubt) transferring any asset previously held by Modern Media to any Group Company that is not treated as disregarded for U.S. federal income Tax purposes.

(d) Closing Confirmation. At or prior to the Luxembourg Merger Closing, the Company shall deliver or cause to be delivered to Modern Media written confirmation, in a form reasonably acceptable to Modern Media, that no Company Shares have been issued for Cash Equivalents during the three-year period ending on the Luxembourg Merger Closing Date.

(e) Tax Returns; Payment of Taxes. PubCo shall (i) prepare and file all Tax Returns of Modern Media that are due after the Merger Effective Time and (ii) pay all Taxes required to be paid by Modern Media with respect to any taxable period ending on or before the Merger Effective Time. At least 30 days prior to the due date for any such Tax Return, PubCo shall deliver a draft of such Tax Return to the SPAC Representatives for review and comment. At least ten days prior to the due date for such Tax Return, the SPAC Representatives shall deliver to PubCo any comments they may have with respect to such Tax Return, and PubCo shall consider in good faith all reasonable comments of the SPAC Representatives; provided, that PubCo shall accept any comment of the SPAC Representatives to the extent such changes relate to the treatment of the Merger for U.S. federal income tax purposes. The Parties agree to treat, for all U.S. federal income Tax purposes, the Merger as a reorganization as described in Section 368(a)(1)(F) of the Code and shall prepare and file all Tax Returns in a manner consistent therewith. No Party shall take any action reasonably likely to cause the Merger to not so qualify, including taking any position inconsistent with the treatment set forth in this Section 5.8(d) on any Tax Return, in connection with any audit or other Tax proceeding or otherwise, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local, or non-U.S. Law).

Section 5.9 Directors’ and Officers’ Indemnification.

(a) PubCo agrees, as the Ultimate Surviving Company, to indemnify , defend and hold harmless any individual who, at or prior to the Merger Effective Time, was a director, officer, employee or agent of Modern Media, the Company or any Company Subsidiary (collectively, with such individual’s heirs, executors or administrators, the “Indemnified Persons”) to the fullest extent permitted under applicable Law, with respect to all acts and omissions arising out of such individuals’ services as officers, directors, employees or agents of Modern Media, the Company or any Company Subsidiary or as trustees or fiduciaries of any plan for the benefit of employees of Modern Media, the Company or any Company Subsidiary, including the execution of the

Transactions. Without limitation of the foregoing, in the event any such Indemnified Person is or becomes involved, in any capacity, in any Action, or investigation in connection with any matter, including the Transactions, occurring prior to, on or after the Merger Effective Time, the Ultimate Surviving Company, from and after the Merger Effective Time, shall pay, as incurred, such Indemnified Person’s legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. PubCo shall pay, within thirty (30) days after any request for advancement, all expenses, including attorneys’ fees, which may be incurred by any Indemnified Person in enforcing this Section 5.9 (a) or any action involving an Indemnified Person resulting from the Transactions subject to an undertaking by such Indemnified Person to return such advancement if such Indemnified Person is ultimately determined to not be entitled to indemnification hereunder. The Ultimate Surviving Company shall not settle, compromise or consent to the entry of judgment in any Action or investigation or threatened Action or investigation without the written consent of such Indemnified Person.

(b) Prior to the Closing, Modern Media shall purchase, through a broker of Modern Media’s choice, and maintain in effect for a period of six (6) years thereafter, (i) a tail policy to the current policy of directors’ and officers’ liability insurance maintained by Modern Media, which tail policy shall be effective for a period from the Closing through and including the date six (6) years after the Closing with respect to claims arising from facts or events that occurred on or before the Closing, and which tail policy shall contain substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, but not materially more advantageous than, in the aggregate, the coverage currently provided by such current policy, (ii) “run off” coverage as provided by Modern Media’s fiduciary and employee benefit policies, in each case, covering those Persons who are covered on the date hereof by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than, but not materially more advantageous than, the coverage provided under Modern Media’s existing policy, and (iii) a policy of directors’ and officers’ liability insurance in relation to the Company and the Company Subsidiaries with substantially the same coverage and amounts and terms and conditions substantially the same as the coverage currently provided by the current policy of directors’ and officers’ liability insurance maintained by Modern Media; provided, however, that the Tail Premium (as defined below) shall not exceed 200% of Modern Media’s current annual premium for Modern Media’s current policy of directors’ and officers’ liability insurance, and provided further that if the annual premium exceeds such amount, then Modern Media shall obtain such insurance with the greatest coverage available but not materially more advantageous than the existing policy for a cost not exceeding such amount. The amount paid by Modern Media under this Section 5.9(a) shall be referred to as the “Tail Premium.”

(c) From and after the Merger Effective Time, PubCo as the Ultimate Surviving Company, agrees, to indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law, all Indemnified Persons with respect to all acts and omissions arising out of such individuals’ services as officers, directors, employees or agents of Modern Media or as trustees or fiduciaries of any plan for the benefit of employees of Modern Media, occurring prior to the Merger Effective Time, including the execution of, and the Transactions. Without limitation of the foregoing, in the event any such Indemnified Person is or becomes involved, in any capacity, in any Action, or investigation in connection with any matter, including the Transactions, occurring prior to, on or after the Merger Effective Time, the Ultimate Surviving Company, from and after the Merger Effective Time, shall pay, as incurred, such Indemnified Person’s legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. PubCo shall pay, within thirty (30) days after any request for advancement, all expenses, including attorneys’ fees, which may be incurred by any Indemnified Person in enforcing this Section 5.9 or any action involving an Indemnified Person resulting from the Transactions subject to an undertaking by such Indemnified Person to return such advancement if such Indemnified Person is ultimately determined to not be entitled to indemnification hereunder.

(d) Notwithstanding any other provisions hereof, the obligations of Modern Media and PubCo contained in this Section 5.9 shall be binding upon the successors and assigns of Modern Media and PubCo, respectively. In the event any of Modern Media or Pubco, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person, or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Modern Media or PubCo, as the case may be, honor the indemnification and other obligations set forth in this Section 5.9.

(e) The obligations of Modern Media and PubCo under this Section 5.9 shall survive the Closing and shall not be terminated or modified in such a manner as to affect adversely any Indemnified Person to whom this Section 5.9 applies without the written consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Persons to whom this Section 5.9 applies shall be third party beneficiaries of this Section 5.9, each of whom may enforce the provisions of this Section 5.9).

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Modern Media or PubCo or any of their respective directors or officers, it being understood and agreed that the indemnification provided for in this Section 5.9 is not prior to or in substitution for any such claims under such policies.

(g) The Parties acknowledge and agree that the Ultimate Surviving Company shall enter into indemnification agreements with each of the Ultimate Surviving Company’s officers and directors.

Section 5.10 Proxy Statement; Registration Statement.

(a) As promptly as practicable following the execution and delivery of this Agreement and the availability of the Financial Statements and the Interim Financial Statements, Modern Media shall, in accordance with this Section 5.10, prepare and file with the SEC, in preliminary form, a proxy statement in connection with the Transactions and the Offer (as amended or supplemented, the “Proxy Statement”) and provide its stockholders with the opportunity for up to 20,700,000 shares of Modern Media Common Stock (the “Offering Shares”) to be redeemed in conjunction with a stockholder vote on the Transactions, such proxy to be sent to the stockholders of Modern Media relating to the Modern Media Common Stockholders Meeting in definitive form, all in accordance with and as required by Modern Media’s Organizational Documents, any related agreements with Modern Media, Modern Media Sponsor and its Affiliates, applicable Law and any applicable rules and regulations of the SEC and NASDAQ. Without limitation, in the Proxy Statement, Modern Media shall (i) solicit proxies from holders of Modern Media Common Stock and Modern Media to vote at the Modern Media Common Stockholders Meeting in favor of (A) the adoption of this Agreement and the approval of the Transactions pursuant to Section 251 of the DGCL, and (B) any other proposals the Parties deem necessary or desirable to consummate the Transactions (collectively, the “Transaction Proposals”), and (ii) file with the SEC financial and other information about the Transactions in accordance with Regulation 14A of the Exchange Act. The Proxy Statement will comply as to form and substance with the applicable requirements of the Exchange Act and the rules and regulations thereunder. As promptly as practicable following the execution and delivery of this Agreement, PubCo shall prepare and file with the SEC a registration statement on Form F-4 (as amended or supplemented, the “Registration Statement”), in which the Proxy Statement shall be included, pursuant to which the PubCo Shares and PubCo Warrants (and the PubCo Shares issuable upon the exercise of such PubCo Warrants but in each case other than shares of Modern Media Common Stock held by Modern Media Sponsor) to be issued to the holders of Modern Media Common Stock, Modern Media Rights and Modern Media Warrants, as applicable, pursuant to the Merger shall be registered for issuance under the Securities Act. In addition, PubCo shall use commercially reasonable efforts to register the issuance and resale of the PubCo Shares to be issued to the Company Shareholders and the Modern Media Sponsor on the Registration Statement and if not so registered, the PubCo agrees that, within forty-five (45) calendar days after the consummation of Closing it shall file with the SEC (at PubCo’s sole cost and expense) a registration statement registering such resale and PubCo shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof.

(b) As promptly as practicable after the Registration Statement shall have become effective, Modern Media shall mail the Proxy Statement to holders of Modern Media Common Stock of record, as of the record date to be established by the board of directors of Modern Media. Each of the Company and Modern Media shall furnish all information concerning such Party and its Affiliates to the other Party, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement and the Registration Statement, and the Proxy Statement and Registration Statement shall include all information reasonably requested by such other Party to be included therein. Each of the Company and Modern Media shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement or Registration Statement and shall provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Each of the Company and Modern Media shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Proxy Statement.

(c) Prior to filing with the SEC or mailing to Modern Media’s Stockholders, Modern Media and PubCo will make available to the Company drafts of the Proxy Statement, and the Registration Statement, both preliminary and final, and will provide the Company with a reasonable opportunity to comment on such drafts, shall consider in good faith and all reasonable additions, deletions or changes suggested by the Company in connection therewith. Neither Modern Media nor PubCo shall file any such documents with the SEC (including response to any comments from the SEC with respect thereto) without prior notice the Company. Modern Media and PubCo will advise the Company promptly after receipt of notice thereof, of (i) the time when each of the Proxy Statement and the Registration Statement have been filed, (ii) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act, (iii) in the event the preliminary Proxy Statement or the Registration Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, (iv) the filing of any supplement or amendment to the Proxy Statement or the Registration Statement, (v) the issuance of any stop order by the SEC with respect to the Registration Statement, (vi) any request by the SEC for amendment of the Proxy Statement or the Registration Statement, (vii) any comments from the SEC relating to the Proxy Statement or the Registration Statement and responses thereto, or (viii) requests by the SEC for additional information. Modern Media and PubCo shall promptly respond to any SEC comments on the Proxy Statement and the Registration Statement and each shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC under the Exchange Act, and the Registration Statement declared effective by the SEC under the Securities Act, as soon after filing as practicable; provided, that prior to responding to any comments or material requests from the SEC, Modern Media will make available to the Company drafts of any such response and provide the Company with a reasonable opportunity to comment on such drafts (including the proposed final version of such document or response).

(d) If at any time prior to the Modern Media Common Stockholders Meeting there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement so that the Proxy Statement or the Registration Statement, as applicable, would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Modern Media or PubCo, as applicable, shall promptly transmit to its stockholders an amendment or supplement to the Proxy Statement or the Registration Statement containing such information. If, at any time prior to the Merger Effective Time, the Company discovers any information, event or circumstance relating to the Group Companies or any of their respective Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Proxy Statement or the Registration Statement so that the Proxy Statement or the Registration Statement, as applicable, would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Company shall promptly inform Modern Media or PubCo, as applicable, of such information, event or circumstance.

(e) Modern Media and PubCo shall make all necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws and any rules and regulations thereunder.

(f) The Company shall use its commercially reasonable efforts to promptly provide Modern Media and PubCo with all information concerning the Group Companies reasonably requested by Modern Media for inclusion in the Proxy Statement, the Registration Statement and any amendment or supplement to the Proxy Statement or the Registration Statement (if any). The Company shall cause the officers and employees of the Group Companies to be reasonably available to Modern Media, PubCo and their counsel in connection with the drafting of the Proxy Statement and the Registration Statement and responding in a timely manner to comments on the Proxy Statement and the Registration Statement from the SEC. The Company shall provide to Modern Media and PubCo the audited consolidated balance sheet and related audited statements of operations and cash flows of the Company and its Subsidiaries for the fiscal year ended December 31, 2018 no later than March 31, 2019.

(g) Modern Media shall not terminate or withdraw the Offer other than in connection with the valid termination of this Agreement in accordance with ARTICLE VIII. Modern Media shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC, NASDAQ or the respective staff thereof that is applicable to the Offer. Nothing in this Section 5.10(g) shall (i) impose any obligation on Modern Media to extend the Offer beyond the Outside Date, or (ii) be deemed to impair, limit or otherwise restrict in any manner the right of Modern Media to terminate this Agreement in accordance with ARTICLE VIII.

(h) The Company will use its best efforts to cause its independent auditors to cooperate with the Parties in connection with the Transaction, including the preparation of the Proxy Statement and Registration Statement and will use its best efforts to obtain the consents of its independent auditors for use of their reports on the audited financial statements of the Company and to references to such independent auditors as experts in any Proxy Statement, Registration Statement or marketing material contemplated by the Transaction.

(i) Modern Media and PubCo shall use its best efforts to (i) cause the PubCo Shares to be issued to the Company Shareholders as provided in ARTICLE II to be approved for listing on NASDAQ upon issuance, and (ii) make all necessary and appropriate filings with NASDAQ and undertake all other steps reasonably required prior to the Closing to effect such listing.

Section 5.11 Stockholder Meetings.

(a) Modern Media shall, as promptly as practicable, establish a record date (which date shall be mutually agreed with the Company) for, duly call, give notice of, convene and hold a meeting of Modern Media’s stockholders (the “Modern Media Common Stockholders Meeting”), for the purpose of voting on the Transaction Proposals, which meeting shall be held not more than thirty-five (35) days after the date on which Modern Media mails the Proxy Statement to its stockholders and the Draft Terms of Merger for the Merger have been published in Luxembourg in accordance with Luxembourg Law. Modern Media shall use its reasonable best efforts to obtain the approval of the Transaction Proposals, including by soliciting proxies as promptly as practicable in accordance with applicable Law and its Organizational Documents for the purpose of approving the Transaction Proposals. Modern Media shall, through its board of directors, recommend to its stockholders that they vote in favor of the Transaction Proposals (the “Modern Media Board Recommendation”) and Modern Media shall include the Modern Media Board Recommendation in the Proxy Statement. The board of directors of Modern Media shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Modern Media Board Recommendation (a “Change in Recommendation”). Modern Media agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Modern Media Common Stockholders Meeting for the purpose of voting on the Transaction Proposals shall not be affected by any Change in Recommendation, and Modern Media agrees to establish a record date for, duly call, give notice of, convene and hold the Modern Media Common Stockholders Meeting and submit for the approval of its stockholders the matters contemplated by the Proxy Statement, regardless of whether or not there shall be any Change in Recommendation. Notwithstanding anything to the contrary contained in this Agreement, Modern Media shall be entitled to postpone or adjourn the Modern Media Common Stockholders Meeting (a) to ensure that any supplement or amendment to the Proxy Statement that the board of directors of Modern Media has determined in good faith is required by applicable Law is disclosed to Modern Media’s stockholders and for such supplement or amendment to be promptly disseminated to the Modern Media’s stockholders prior to the Modern Media Common Stockholders Meeting, (b) if, as of the time for which the Modern Media Common Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Modern Media Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Modern Media Common Stockholders Meeting, or (c) by ten (10) Business Days in order to solicit additional proxies from stockholders in favor of the adoption of the Transaction Proposals; provided, that in the event of a postponement or adjournment pursuant to clauses (a) or (b) above, the Modern Media Common Stockholders Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved, and in no event shall the Modern Media Common Stockholders Meeting be reconvened on a date that is later than five (5) Business Days prior to the Outside Date.

(b) The Company shall, as promptly as practicable, establish a record date (which date shall be mutually agreed with Modern Media) for, duly call, give notice of, convene and hold a meeting of Company Shareholders for the purpose of approving the Share Exchange, which meeting shall be held as soon as reasonably practicable after the signing of this Agreement.

Section 5.12 Section 16 of the Exchange Act. Prior to the Closing, the board of directors of PubCo, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of PubCo Share pursuant to this Agreement by any officer or director of the Group Companies who is expected to become a “covered person” of PubCo for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) shall be an exempt transaction for purposes of Section 16.

Section 5.13 Nonsolicitation.

(a) From the date of this Agreement until the earlier of (x) the Merger Effective Time or (y) the date on which this Agreement is terminated, other than in connection with the Transactions, Modern Media agrees that it will not, and will not authorize or (to the extent within its control) permit any of its Subsidiaries or any of its Representatives (including investment bankers, attorneys and accountants), in each case in such Representatives’ capacity in such role with Modern Media, to, directly or indirectly, (i) initiate, solicit, or facilitate, or make any offers or proposals related to, an initial Business Combination, (ii) enter into, engage in or continue any discussions or negotiations with respect to any initial Business Combination with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to an initial Business Combination, or (iii) enter into any agreement relating to an initial Business Combination. Modern Media shall promptly notify the Company of any submissions, proposals or offers made with respect to an initial Business Combination as soon as practicable following Modern Media’s awareness thereof.

(b) From the date of this Agreement until the earlier of (x) the Merger Effective Time or (y) the date on which this Agreement is terminated, other than in connection with the Transactions, the Company agrees that it will not, and will not authorize or (to the extent within its control) permit any of any Company Subsidiary or any of its or any Company Subsidiary’s Affiliates or Representatives (including investment bankers, attorneys and accountants), in each case in such Representatives’ capacity in such role with the applicable Group Company, to, directly or indirectly, (i) initiate, solicit, or facilitate, or make any offers or proposals related to, an Acquisition Proposal, (ii) engage in any discussions or negotiations with respect to an Acquisition Proposal with, or provide any non-public information or data to, any Person that has made, or informs the Company that it is considering making, an Acquisition Proposal, or (iii) enter into any agreement relating to an Acquisition Proposal. The Company shall give notice of any Acquisition Proposal to Modern Media as soon as practicable following its awareness thereof. For purposes of this Agreement, “Acquisition Proposal” means any contract, proposal, offer or indication of interest in any form, written or oral, relating to any transaction or series of related transactions

(other than transactions with Modern Media) involving any acquisition, merger, amalgamation, share exchange, recapitalization, consolidation, liquidation or dissolution involving the acquisition of all or any material portion of the Company or its businesses or assets or any material portion of the Company’s capital stock or other equity interests, other than any such restructuring or other transaction in accordance or in connection with this Agreement and the Transactions contemplated hereby.

Section 5.14 Employment Matters.

(a) For a period commencing on the Luxembourg Merger Closing Date and ending on the twelve (12) month anniversary of the Luxembourg Merger Closing Date, PubCo or its Affiliates shall take all action necessary to ensure that each employee of the Company shall continue to receive base wages or salaries, bonus opportunities, and employee benefits that are no less favorable to such employees than the rates of wages and salaries paid, bonus opportunities offered, and employee benefits offered to such employees by the Company immediately prior to the Luxembourg Merger Closing Date.

(b) PubCo shall or shall cause its Affiliates to credit employees of the Company with all service credited to such employees as of the Luxembourg Merger Closing Date in addition to service earned with PubCo or its Affiliates after the Luxembourg Merger Closing Date for all purposes (including purposes of eligibility, vesting and levels of benefits, such as the amount of any vacation, sick days, severance, termination indemnities, layoff and similar benefits) under any Employee Benefit Plans and programs in which such employees are eligible to participate on or after the Luxembourg Merger Closing Date.

(c) PubCo shall and shall cause its Affiliates to provide, honor and recognize all (i) accrued but unused vacation for the employees of the Company as of the Luxembourg Merger Closing Date; (ii) all plans, programs, agreements, or arrangements for the payment of severance and termination indemnities to the employees of the Company that are in existence as of the Luxembourg Merger Closing Date; and (iii) all employment agreements for the employees of the Company that are in existence as of the Luxembourg Merger Closing Date.

(d) Notwithstanding anything set forth herein to the contrary, (i) the parties do not intend for this Agreement to amend any Company Benefit Plans or arrangements or create any rights or obligations except between the parties, (ii) no current or former employee of the Company, including any beneficiary or dependent thereof, or any other Person not a party to this Agreement, shall be entitled to assert any claim hereunder, and (iii) nothing in this Agreement shall create any obligation on the part of PubCo or its Affiliates to continue the employment of any employee of the Company for any definite period following the Luxembourg Merger Closing Date.

Section 5.15 Release. Effective as of the Closing, Modern Media and the Ultimate Surviving Company on behalf of itself and its past, present or future successors, assigns, equity holders, partners, Affiliates and Representatives (including their past, present or future officers and directors) (the “Releasors”) hereby irrevocably and unconditionally releases, acquits and forever discharges the Company Shareholders, their respective predecessors, successors, parents, Subsidiaries and other Affiliates, and all of their respective Representatives, and each individual who was a director of any Group Company at or prior to the Closing, of and from any and all Actions, damages, accounts, liabilities and obligations (including attorneys’ fees) held by any Releasor, whether known or unknown, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, absolute or contingent, direct or derivative, to the extent arising out of or relating to such Company Shareholder’s ownership of securities of the Company or such director’s service as a director of the Company, except for any of the foregoing set forth in, pursuant to, or arising out of this Agreement or the Transactions. The Releasors irrevocably covenant to refrain from, directly or indirectly, asserting any claim, or commencing, instituting or causing to be commenced, any Action of any kind against any released party, based upon any matter released hereby.

Section 5.16 Shareholders’ Agreement. At the Closing, PubCo and the Majority Shareholders shall enter into a Shareholders’ Agreement substantially in the form attached hereto as Exhibit B (the “Shareholders’ Agreement”).

Section 5.17 Lock-Up Agreement. At the Closing, the Majority Shareholders, Modern Media Sponsor (or, if Modern Media Sponsor is dissolved prior to the Closing, Modern Media LLC and MIHI LLC), Apostolos N. Zervos and P. Schreuder (and their respective controlled entities) shall enter into Lock-Up Agreements substantially in the form attached hereto as Exhibit C (the “Lock-Up Agreements”).

Section 5.18 Equity Incentive Plan. At the Closing, PubCo shall authorize and implement an Equity Incentive Plan, embodying the terms attached hereto as Exhibit D.

Section 5.19 Trust Extension. Modern Media shall, (i) seek the approval the Modern Media Stockholders to extend the deadline for Modern Media to consummate a Business Combination to a date beyond February 17, 2019 as the Company and Modern Media may reasonably agree, and which may be structured, as agreed by Modern Media and the Company, as multiple monthly or other periodic extensions at the election Modern Media (which Modern Media may elect to extend, in each case, under consideration of a written request of the Company unless prohibited by applicable Law) (such applicable date, the “Additional Extension Deadline”) and (ii) use best efforts to obtain such approval (the “Trust Extension Approval”). Without limiting the foregoing, in order to seek such approval, Modern Media shall prepare and furnish to the SEC a proxy statement (the “Extension Proxy Statement”) on Schedule 14A to be used for the purpose of soliciting proxies from the Modern Media Stockholders to approve, at a special meeting of the Modern Media Stockholders to be held prior to February 17, 2019, an amendment to Modern Media’s certificate of incorporation and investment management trust agreement to extend the deadline for Modern Media to consummate a Business Combination to the Additional Extension Deadline, and which provides Modern Media’s stockholders with an opportunity to have their Modern Media Shares redeemed in connection therewith.

Section 5.20 No Leakage. Except as disclosed on Schedule 5.20, the Company will not cause or permit any Leakage to occur prior to the Luxembourg Merger Closing.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF THE PARTIES

Section 6.1 Conditions to Each Party’s Obligations. The respective obligation of each Party to consummate the Transactions is subject to the satisfaction (or written waiver by such Party) at or prior to the Closing of the following conditions:

(a) Injunction. There will be no effective Order of any nature prohibiting the consummation of the Merger and no Law shall have been adopted that makes consummation of the Merger illegal or otherwise prohibited.

(b) HSR Act. The applicable waiting periods under the HSR Act shall have expired or been terminated.

(c) Transaction Proposals. The approval of (i) the Transaction Proposals shall have been duly obtained in accordance with the DGCL, Modern Media’s Organizational Documents and the rules and regulations of NASDAQ and (ii) the Transaction shall have been duly obtained by the requisite vote of the LuxCo shareholders in accordance with the Luxembourg Company Act, if required.

(d) Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC. All necessary permits and authorizations under state securities or “blue sky” laws, the Securities Act and the Exchange Act relating to the issuance and trading of PubCo Shares to be issued in the Transaction shall have been obtained and shall be in effect, PubCo’s initial listing application with NASDAQ shall have been approved and the PubCo Shares shall have been approved for listing on NASDAQ.

(e) Completion of Offer. The Offer shall have been completed in accordance with the terms hereof and the Proxy Statement.

(f) Trust Account. After giving effect to any Modern Media Common Stockholder Redemption contemporaneous with the Closing and the payment of fees, costs and expenses of Modern Media in connection with the Transaction (excluding the Stamp Duty Amount (if any) and the fees, costs and expenses of the Group Companies), (i) the funds contained in the Trust Account and any additional capital otherwise available to Modern Media shall be not less than $60,000,000 and (ii) there shall be no Actions pending or threatened by any Person (not including the Company and its Affiliates) with respect to or against the Trust Account that would reasonably be expected to have a material adverse effect on Modern Media’s ability to perform its obligations hereunder.

Section 6.2 Conditions to Obligations of the Company . The obligations of the Company to consummate the Transactions are further subject to the satisfaction (or written waiver by the Company) at or prior to the Closing of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of Modern Media contained in Section 4.1(a), Section 4.3, Section 4.4 shall be true and correct in all respects (except for de minimis inaccuracies) as of the Merger Closing Date as if made at and as of such time (except for representations and warranties that speak as of a specific date prior to the Merger Closing Date, in which case such representations and warranties need only be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date); and

(ii) each of the other representations and warranties of Modern Media contained in ARTICLE IV shall be true and correct as of the Merger Closing Date as if made at and as of such time (except for representations and warranties that speak as of a specific date prior to the Merger Closing Date, in which case such representations and warranties need only be true and correct as of such earlier date); provided, that this condition shall be deemed satisfied unless any and all inaccuracies in such representations and warranties, in the aggregate, would or would reasonably be expected to have a material adverse effect on the ability of Modern Media to consummate the Transactions (ignoring for the purposes of this Section 6.2(a)(ii) any qualifications by “materiality” contained in such representations or warranties).

(b) Performance of Obligations. Modern Media shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof, including without limitation obtaining the amendment to the Right Agreement referred to in Section 2.1.

(c) Modern Media Officer’s Certificate. An authorized officer of Modern Media shall have executed and delivered to the Company a certificate (the “Modern Media Closing Certificate”) as to compliance with the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(d) hereof.

(d) No Material Adverse Effect. Since the date of this Agreement, no event or events shall have occurred, which could reasonably be expected to have, individually or in the aggregate, a material adverse effect on Modern Media.

Section 6.3 Conditions to Obligations of Modern Media . The obligations of Modern Media to consummate the Merger are further subject to the satisfaction (or written waiver by Modern Media) at or prior to the Closing of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the Company contained in Section 3.1(a) (Organization), Section 3.2 (Authorization), Section 3.4(a) (Capitalization), Section 3.4(b) (Capitalization), Section 3.5 (Company Subsidiaries) Section 3.14(k), Section 3.14(m), Section 3.14(n) (Taxes) and Section 3.29 (No Leakage) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Merger Closing Date as if made at and as of such time (except for representations and warranties that speak as of a specific date prior to the Merger Closing Date, in which case such representations and warranties need only be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date);

(ii) The representations and warranties of the Company contained in Section 3.1(b) (Organization) Section 3.3 (Organization of LuxCo), Section 3.4(c) (Capitalization), Section 3.11 (Intellectual Property) Section 3.13(a)(vi) (Content Licensing Agreements), Section 3.20 (Certain Fees), and Section 3.21 (Service KPIs and Subscribers), shall be true and correct in all material respects as of the Merger Closing Date as if made at and as of such time (except for representations and warranties that speak as of a specific date prior to the Merger Closing Date, in which case such representations and warranties need only be true and correct in all respects as of such earlier date); and

(iii) Without giving effect to any qualification as to materiality or Material Adverse Effect contained therein and except where any failures of any such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the other representations and warranties of the Company contained in ARTICLE III shall be true and correct as of the Merger Closing Date as if made at and as of such time (except for representations and warranties that speak as of a specific date prior to the Merger Closing Date, in which case such representations and warranties need only be true and correct as of such earlier date).

(b) Performance of Obligations. The Company shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Merger Closing pursuant to the terms hereof.

(c) Company Officer’s Certificate. An authorized officer of the Company shall have executed and delivered to Modern Media a certificate (the “Company Closing Certificate”) as to the Company’s compliance with the conditions set forth in Section 6.3(a), Section 6.3(b), Section 6.3(d).

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

Section 6.4 Conditions to Obligations of PubCo. The obligations of PubCo to consummate the Luxembourg Merger are further subject to the satisfaction (or written waiver by PubCo) at or prior to the Luxembourg Merger Closing of the following conditions:

(a) The conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(d) shall have been satisfied or waived as though such conditions were required to be satisfied or waived at or prior to the Luxembourg Merger Closing; provided that for purposes of this Section 6.4, any reference in such conditions to “Merger Closing” will be deemed to refer to the “Luxembourg Merger Closing” and any reference to the “Merger Closing Date” will be deemed to refer to the “Luxembourg Merger Closing Date”.

(b) An authorized officer of the Company shall have executed and delivered to PubCo a certificate as to the Company’s compliance with the condition set forth in Section 6.4(a).

Section 6.5 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in Section 6.1, Section 6.2, Section 6.3 or Section 6.4, as the case may be, if such failure was caused by such Party’s failure to comply with any provision of this Agreement.

ARTICLE VII

CLOSING

Section 7.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Merger Closing”) shall occur as promptly as possible, and in any event no later than the later of (i) three (3) Business Days following the satisfaction or waiver of the conditions to the obligations of the Parties set forth in ARTICLE VI (other than those conditions that by their nature are to be fulfilled at the Merger Closing, but subject to the satisfaction or waiver of such conditions), (ii) on such other date as the Parties may agree in writing or (iii) the closing of the Share Exchange. Subject to the Merger Closing, the closing of the Luxembourg Merger (the “Luxembourg Merger Closing”) will occur on the calendar day following the Merger Closing. References herein to the “Closing” will refer collectively to the Merger Closing, the closing of the Share Exchange and the Luxembourg Merger Closing. The date of the Merger Closing shall be referred to herein as the “Merger Closing Date”. The date of the Luxembourg Merger Closing shall be referred to herein as the “Luxembourg Merger Closing Date”. The Closing shall take place at the offices of Arendt & Madernach S.A. located at 41A avenue JF Kennedy L-2082, Luxembourg or such other place as the Parties may agree in writing, and at such times on the Merger Closing Date and the Luxembourg Merger Closing Date as the Parties agree in writing.

Section 7.2 Deliveries by the Company. At the Merger Closing, the Company will deliver or cause to be delivered to Modern Media (unless delivered previously) the Company Closing Certificate, executed by an authorized officer of the Company.

Section 7.3 Deliveries by LuxCo. At the Luxembourg Merger Closing, LuxCo will deliver or cause to be delivered to PubCo:

(a) the Shareholders’ Agreement executed by the Majority Shareholders;

(b) the Employment Agreements, each executed by the respective executive employee;

(c) the certificate required by Section 6.4(b); and

(d) all documents required to legally implement the Luxembourg Merger.

Section 7.4 Deliveries by Modern Media. At the Merger Closing, Modern Media will deliver or cause to be delivered to the Company the following:

(a) the Modern Media Certificate of Merger, executed by Modern Media;

(b) the Modern Media Closing Certificate; and

(c) all documents required to legally implement the Merger.

Section 7.5 Deliveries by PubCo. At the Luxembourg Merger Closing, PubCo will deliver or cause to be delivered to LuxCo the following:

(a) the Shareholders’ Agreement executed by PubCo;

(b) the Employment Agreements executed by PubCo; and

(c) all documents required to legally implement the Luxembourg Merger.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated at any time at or prior to the Merger Closing:

(a) in writing, by mutual consent of the Parties;

(b) by Modern Media or the Company if the conditions set forth in Section 6.1 are unable to be satisfied prior to the Outside Date or are otherwise not satisfied as of the Merger Closing;

(c) by Modern Media if the conditions set forth in Section 6.3 cannot be satisfied (otherwise than through its own default) or if there has been a breach of any representation, warranty, covenant or other agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue or inaccurate after the date of this Agreement, in each case which breach, untruth or inaccuracy (i) would reasonably be expected to result in Section 6.3 not being satisfied as of the Merger Closing Date (a “Terminating Company Breach”), and (ii) shall not have been cured within twenty (20) days after written notice from Modern Media of such Terminating Company Breach is received by the Company (such notice to describe such Terminating Company Breach in reasonable detail), or which breach, untruth or inaccuracy, by its nature, cannot be cured prior to the Outside Date; provided, that Modern Media is not then in material breach of any of its respective representations, warranties, covenants or other obligations under this Agreement, which breach would give rise to a failure of a condition set forth in Section 6.3;

(d) by the Company if the conditions set forth in Section 6.2 cannot be satisfied (otherwise than through its own default) or if there has been a breach of any representation, warranty, covenant or other agreement made by Modern Media in this Agreement, or any such representation and warranty shall have become untrue or inaccurate after the date of this Agreement, in each case which breach, untruth or inaccuracy (i) would reasonably be expected to result in Section 6.2 not being satisfied as of the Merger Closing Date (a “Terminating Modern Media Breach”), and (ii) shall not have been cured within twenty (20) days after written notice from the Company of such Terminating Modern Media Breach is received by Modern Media (such notice to describe such Terminating Modern Media Breach in reasonable detail), or which breach, untruth or inaccuracy, by its nature, cannot be cured prior to the Outside Date; provided, that the Company is not then in material breach of any of its representations, warranties, covenants or other obligations under this Agreement, which breach would give rise to a failure of a condition set forth in Section 6.2;

(e) by written notice by any Party if the Closing has not occurred on or prior to June 30, 2019 (the “Outside Date”) for any reason other than delay and/or nonperformance of the Party seeking such termination, in which case the non-terminating Party shall be deemed to be in breach of this Agreement;

(f) by the Company in the event Modern Media ceases to be listed on the NASDAQ, or its initial listing application in connection with the Transactions is not approved by NASDAQ by June 30, 2019;

(g) by Modern Media upon the disclosure of any event, fact or circumstance that is reasonably likely to cause the failure of any condition set forth in Section 6.3 to be satisfied and such failure cannot be cured within thirty (30) days of receipt of such disclosure by Modern Media or, in any event, within two (2) Business Days prior to the Closing;

(h) by the Company if (i) the board of directors of Modern Media shall have failed to recommend to its stockholders that they vote in favor of the adoption of the Transaction Proposals or failed to include the Modern Media Board Recommendation in the Registration Statement or (ii) there has been a Change in Recommendation;

(i) by Modern Media or the Company if the consummation of any of the Transactions is permanently enjoined or prohibited by the terms of a final, non-appealable Order of a court of competent jurisdiction unless the terminating Party’s willful breach is the primary reason for such injunction or prohibition;

(j) by Modern Media or the Company if the approval of the Transaction Proposals is not obtained at the Modern Media Common Stockholders Meeting (including any adjournments thereof); or

(k) by Modern Media or the Company if the Trust Extension Approval is not obtained at special meeting of the Modern Media Stockholders.

Section 8.2 Procedure and Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1 by Modern Media, on the one hand, or the Company, on the other hand, written notice thereof shall forthwith be given to the other parties hereto specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be terminated and become void and have no effect, and there shall be no liability hereunder on the part of any of Modern Media or the Company, except that this Section 8.2, Section 5.5 (Public Announcements), Section 9.1 (Fees and Expenses), Section 9.2 (Notices), Section 9.3 (Severability), Section 9.7 (Consent to Jurisdiction, Etc.), Section 9.9 (Governing Law), and Section 9.18 (Trust Account Waiver) shall survive any termination of this Agreement. Nothing in this Section 8.2 shall (a) relieve or release any party to this Agreement of any liability or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of- pocket costs, and may include to the extent proven the benefit of the bargain lost by a party’s equity holders (taking into consideration relevant matters, including other combination opportunities and the time value of money, which shall be deemed in such event to be damages of such party)) arising out of such party’s willful or intentional breach of any provision of this Agreement, or (b) impair the right of any party hereto to compel specific performance by the other party or parties, as the case may be, of such party’s obligations under this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Fees and Expenses. Following the Closing, the Group Companies shall pay all fees, costs and expenses of the Group Companies (including Modern Media) incurred in connection herewith and the Transactions (and deferred in respect to Modern Media’s initial public offering), including the fees, costs and expenses of its financial advisors, accountants and counsel; provided, that in the event that this Agreement is terminated prior to the Closing (in accordance with its terms), each Party shall pay its own fees, costs and expenses incurred in connection herewith and the Transactions, including the fees, costs and expenses of its financial advisors, accountants and counsel; and provided further, that the fees, costs and expenses of Modern Media shall not be in excess of $15 million (and Modern Media shall cause some or all of the Modern Media Stockholders to bear any such excess), and the fees, costs and expenses of the Group Companies shall not be in excess of $3 million (and the Company shall cause some or all of the Company Shareholders to bear any such excess).

Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person or by e-mail with written confirmation of receipt, (b) on the next Business Day when sent by overnight courier, or (c) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Group Companies, to:

Akazoo Limited

101 Rose Street South Lane

Edinburgh, EH2 3JG

United Kingdom

Attention:     Apostolos N. Zervos, CEO

E-mail:          a.zervos@akazoo.com

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP

345 Park Avenue

New York, New York 10154

Attention:     Mitchell S. Nussbaum

E-mail:          mnussbaum@loeb.com

If to Modern Media (prior to the Closing) to:

Modern Media Acquisition Corp.

3414 Peachtree Road, Suite 480

Atlanta, GA 30326

Attention: Adam Kagan, General Counsel

E-mail: akagan@modernmediaco.com

with a copy (which shall not constitute notice) to:

Jones Day

1420 Peachtree Street, N.E., Suite 800

Atlanta, GA 30309

Attention:     William B. Rowland

E-mail:          wbrowland@jonesday.com

All such notices, requests, demands, waivers and communications shall be deemed received upon (i) actual receipt thereof by the addressee, or (ii) actual delivery thereof to the appropriate address.

Section 9.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.4 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including by operation of law, by any Party without the prior written consent of the other Parties.

Section 9.5 No Third Party Beneficiaries. Except as otherwise provided in Section 5.9, Section 5.9 or Section 9.15, this Agreement is exclusively for the benefit of the Company and the Majority Shareholders, and their respective successors and permitted assigns, with respect to the obligations of Modern Media under this Agreement, and for the benefit of Modern Media, its stockholders immediately prior to the Merger, and their respective successors and permitted assigns, with respect to the obligations of the Company, LuxCo and PubCo under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right. Notwithstanding anything herein to the contrary, the Company shall have the right to enforce the rights of the Company Shareholders to pursue damages in the event of a material breach of this Agreement by Modern Media, in which event the damages recoverable by the Company for itself and on behalf of the Company Shareholders shall be determined by reference to the total amount that would have been recoverable by the Company Shareholders if all such Company Shareholders brought an action against Modern Media and were recognized as intended third party beneficiaries hereunder.

Section 9.6 Section Headings. The Article and Section headings contained in this Agreement are exclusively for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

Section 9.7 Consent to Jurisdiction, Etc. Each Party hereby and any Person asserting rights as a third party beneficiary may do so only if he, she or it irrevocably agrees that any Legal Dispute shall be brought only to the exclusive jurisdiction of the courts of the State of Delaware or the federal courts located in the State of Delaware (save where, with respect to the Merger or Luxembourg Merger, Luxembourg Courts would have exclusive jurisdiction as a matter of lex societatis applying to LuxCo or PubCo, in which case the Courts of Luxembourg would have exclusive jurisdiction), and each Party hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such Action that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 9.7 is pending before a court, all Actions with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each Party and any Person asserting rights as a third party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such Party is not personally subject to the jurisdiction of the above named courts for any reason, (b) such Action may not be brought or is not maintainable in such court, (c) such Party’s property is exempt or immune from execution, (d) such Action is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any Action described in this Section 9.7 following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws.

EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL DISPUTE IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section 9.8 Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto) and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement. Each Party acknowledges and agrees that, in entering into this Agreement, such Party has not relied on any promises or assurances, written or oral, that are not reflected in this Agreement (including the Schedules and Exhibits attached hereto) or the Ancillary Agreements.

Section 9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, but save where, with respect to the Merger or Luxembourg Merger, Luxembourg mandatory law would apply as a matter of lex societatis applying to LuxCo or PubCo, in which case Luxembourg law would apply) as to all matters, including matters of validity, construction, effect, performance and remedies.

Section 9.10 Specific Performance. The Parties acknowledge that the rights of each Party to consummate the Transactions are unique and recognize and affirm that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may have no adequate remedy at law. Accordingly, the Parties agree that such non-breaching Party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce its rights and the other Party’s obligations hereunder not only by any Action or Actions for damages but also by an Action or Actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security), including any Order sought by such non-breaching Party to cause the other Party to perform its respective agreements and covenants contained in this Agreement. Each Party further agrees that the only permitted objection that it may raise in response to any Action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

Section 9.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or e-mail shall be as effective as delivery of a manually executed counterpart of the Agreement.

Section 9.12 Amendment; Modification. This Agreement may be amended, modified or supplemented at any time only by written agreement of the Parties.

Section 9.13 Time of Essence. With regard to all dates and time periods set forth in this Agreement, time is of the essence.

Section 9.14 Schedules. Disclosure of any fact or item in any Schedule hereto referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement in respect of which the applicability of such disclosure is reasonably apparent on its face. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedules is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement or otherwise.

Section 9.15 No Recourse. Except to the extent otherwise set forth in the Ancillary Agreements, all claims, obligations, liabilities, or causes of Action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or any of the Transactions, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Parties. No Person who is not a Party, including any current, former or future manager, stockholder, Affiliate, attorney, assignee or other Representative of, and any financial advisor or lender to, any Party, or any current, former or future manager, stockholder, Affiliate, attorney, assignee or other Representative of , and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of Action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or any of the Transactions, or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as set forth in the Ancillary Agreements), and, to the maximum extent permitted by Laws, each Party hereby waives and releases all such liabilities, claims, Actions , and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Laws (other than as set forth in the Ancillary Agreements), (a) each Party hereby waives and releases any and all rights, demands, or Actions that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Party or otherwise impose liability of a Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, and (b) each Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

Section 9.16 Construction.

(a) Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular, and references to the singular include the plural, (ii) references to one gender include the other gender, (iii) the words “include”, “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (iv) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (v) the terms “day” and “days” mean and refer to calendar day(s), (vi) any statement in this Agreement to the effect that any information, document, or other material has been “made available” by any of the Group Companies or the Company Shareholders shall mean that a true, correct, and complete copy of such information, document, or other material was included in and available at the online data site hosted by iDeals at least two (2) Business Days prior to the date hereof, and (vii) the terms “year” and “years” mean and refer to calendar year(s).

(b) Unless otherwise set forth in this Agreement and for disclosure purposes only if made available to Modern Media, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof, and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law, as amended, modified, supplemented or succeeded from time to time and in effect on the date hereof. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.

(c) This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it.

Section 9.17 Non-Survival. None of the representations, warranties, covenants, and agreements in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Closing, except that such covenants and agreements that by their terms apply in whole or in part after the Closing shall survive the Closing in accordance with their terms.

Section 9.18 Trust Account Waiver. Notwithstanding anything else in this Agreement, the Group Companies acknowledge that they have read the prospectus dated May 11, 2017 (the “Prospectus”) and understand that Modern Media has established the Trust Account for the benefit of Modern Media’s public stockholders and that Modern Media may disburse monies from the Trust Account only (a) to Modern Media in limited amounts from time to time in order to permit Modern Media to pay its operating expenses, (b) if Modern Media completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus, and (c) if Modern Media fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Modern Media in limited amounts to permit Modern Media to pay the costs and expenses of its liquidation and dissolution, and then to Modern Media’s public stockholders. All liabilities and obligations of Modern Media due and owing or incurred at or prior to the Closing shall be paid as and when due, including all amounts payable (x) to Modern Media’s public stockholders in the event they elect to have their shares redeemed in accordance with Modern Media’s Organizational Documents and/or the liquidation of Modern Media, (y) to Modern Media after, or concurrently with, the consummation of a Business Combination, and (z) to Modern Media in limited amounts for its operating expenses and tax obligations incurred in the Ordinary Course. The Group Companies and the Company Shareholders further acknowledge that, if the Transactions (or, upon termination of this Agreement, another Business Combination) are not consummated by February 17, 2019 (or the Additional Extension Deadline if the time to complete a Business Combination is extended pursuant to the Extension Proxy

Statement), Modern Media will be obligated to return to its stockholders the amounts being held in the Trust Account, unless such date is otherwise extended. Upon the Closing, Modern Media shall cause the Trust Account to be disbursed to Modern Media and as otherwise contemplated by this Agreement. Accordingly, the Group Companies and the Company Shareholders, for each of themselves and their respective Subsidiaries, Affiliates and affiliated entities, advisors, stockholders or other Representatives, hereby waive all rights, title, interest or claim of any kind to collect from the Trust Account any monies that may be owed to them by Modern Media for any reason whatsoever, including for a breach of this Agreement by Modern Media or any negotiations, agreements or understandings with Modern Media (whether in the past, present or future), and will not seek recourse against the Trust Account at any time for any reason whatsoever, in each case except as expressly contemplated by this Agreement; provided, that (i) nothing herein shall serve to limit or prohibit the Group Companies’ right to pursue a claim against Modern Media for legal relief against assets held outside the Trust Account, for specific performance or other equitable relief, and (ii) nothing herein shall serve to limit or prohibit any claims that the Group Companies may have in the future against Modern Media’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds). This paragraph will survive the termination of this Agreement for any reason.

[Signatures follow on next page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

MODERN MEDIA ACQUISITION CORP.

By:	/s/ Lewis W. Dickey, Jr.
Name: Lewis W. Dickey, Jr.
Title: President and Chief Executive Officer

[Signature Page to Business Transaction Agreement]

LUXCO:

UNLIMITED MUSIC S.A.

Apostolos N. Zervos, acting in accordance with article 100-17 of the Luxembourg Company Act, on behalf and in the name of Unlimited Music S.A., which is in the process of incorporation as a Luxembourg public limited company (société anonyme)

/s/ Apostolos N. Zervos

[Signature Page to Business Transaction Agreement]

PUBCO:

MODERN MEDIA ACQUISITION CORP. S.A.

Modern Media LLC, acting in accordance with article 100-17 of the Luxembourg Company Act, on behalf and in the name of Modern Media Acquisition Corp. S.A., which is in the process of incorporation as a Luxembourg public limited company (société anonyme)

By:	/s/ Lewis W. Dickey, Jr.
Name: Lewis W. Dickey, Jr.
Title: Manager

[Signature Page to Business Transaction Agreement]

COMPANY:

AZAKOO LIMITED

By:	/s/ Apostolos Zervos
Name: Apostolos Zervos
Title: CEO

[Signature Page to Business Transaction Agreement]

EXHIBIT A

DEFINITIONS

For purposes of this Agreement, each of the following terms (including the singular and plural thereof, as applicable) shall have the meaning set forth below:

“Actions” means actions, causes of action, mediations, suits, litigations, arbitrations, claims, or proceedings brought by or in front of any Governmental Entity.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by, or under common control with, such specified Person.

“Ancillary Agreements” means the Confidentiality Agreement, the Shareholders’ Agreement, the Exchange Agent Agreement, the Voting Agreement and the other documents delivered pursuant to this Agreement.

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act of 2010.

“Anti-Trust and Competition Laws” means the HSR Act or any other foreign applicable Law designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Business Combination” has the meaning given to such term in the Amended and Restated Certificate of Incorporation of Modern Media and includes any other similar transaction with Modern Media and/or its Subsidiaries.

“Business Day” means any day except Saturday, Sunday or any days on which banks are generally not open for business in New York, New York, London, England or Luxembourg City, Luxembourg.

“Cash Equivalent” means cash, cash equivalents, marketable securities, and any obligation of any Group Company or any obligation of a Person that owns five percent or more of any Group Company.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means each material Employee Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by any Group Company or with respect to which any Group Company has any material liability or material obligation.

“Company Share” means an A ordinary share, an B ordinary share, or an C ordinary share, in each case, of GBP €0.01 each, of the Company.

“Company Shareholders” means the holders of Company Shares.

“Company Subsidiary” means any Subsidiary of the Company.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated June 14, 2018, by and between the Company and Modern Media.

“Content Licensing Agreements” means all content licensing agreements of the Group Companies, including but not limited to content licensing agreements for music label content, performing rights publisher content, performing rights organizations and metadata.

“Contract” means any contract, lease, license, indenture, instrument, undertaking or other legally enforceable agreement, oral or written, to which any Group Company or Company Shareholder is a party and is bound.

“Employee Benefit Plan” means “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and each other retirement, deferred or incentive compensation, bonus, stock purchase, stock option, restricted stock, restricted stock unit, share appreciation right, phantom equity, equity or equity-based, employment, change in control, severance, separation, retention, vacation, paid time off, welfare benefit, fringe benefit, or other benefit or compensation plan, policy, contract, agreement, program, or arrangement.

“Employment Agreements” means the executive employment agreements to be executed at the Closing, by and between PubCo and each of the following executives: Apostolos N. Zervos, and Pierre Schreuder, in substantially the form attached hereto as Exhibit E.

“Environmental Laws” means all federal, state and local Laws relating to public or worker health and safety, protection of the environment (including surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or ambient air), pollution, or Hazardous Substances (including exposure to or Release of Hazardous Substances).

“Environmental Permits” means all Licenses applicable to any Group Company issued pursuant to Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, any corporation or trade or business (whether or not incorporated) which is or was, at the relevant time, treated with such entity as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” means a nationally-recognized exchange or paying agent retained by PubCo and Modern Media to act as exchange agent with respect to the Merger.

“Exchange Agent Agreement” means the paying and exchange agent agreement to be entered into at or prior to Closing by PubCo, Modern Media, the Company, and the Exchange Agent.

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including, without limitation, the Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“GAAP” means generally accepted accounting principles in the United States.

“Government Official” shall mean any officer or employee of a Governmental Entity or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any Person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.

“Governmental Entity” means any federal, state or local government, any political subdivision thereof or any court, administrative or regulatory agency, department, instrumentality, tribunal, arbitrator, legislative body, authority, body or commission or other governmental authority or agency, or arbitral body (public or private), in the United States or in a foreign jurisdiction.

“Group Companies” means, collectively, the Company and each of the Company Subsidiaries.

“Hazardous Substance” means any waste, pollutant, contaminant, hazardous substance, toxic or corrosive substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the use, handling or disposal of which by the Group Companies is governed by or subject to applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IFRS” means the International Financial Reporting Standards set forth by the International Accounting Standards Board.

“Indebtedness” means, without duplication, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, breakage costs, fees and premiums) of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures, hedging or swap arrangements or similar contracts or instruments, (c) for the deferred purchase price of assets, property, goods or services (other than trade payables, or accruals incurred in the Ordinary Course) and with respect to any conditional sale, title retention, consignment or similar arrangements, (d) under capital leases, (e) by which such Person assured a creditor against loss, including letters of credit and bankers’ acceptances, in each case to the extent drawn upon or currently payable and not contingent, (f) for earn-out or contingent payments related to acquisitions or investments, and (g) in respect of dividends declared or distributions payable, (h) for income Taxes, net of any prepaid and refundable income Taxes), (i) for payments to Affiliates of such Person (excluding, for purposes of the Company, any payments owed to other Group Companies), and (j) in the nature of guarantees of the obligations described in clauses (a) through (f) above of any other Person, in each case excluding intercompany indebtedness.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder.

“IRS” means the United States Internal Revenue Service.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Knowledge of the Company” means the knowledge of the senior management and directors of the Group Companies, including the tax director (or similarly situated individual) after due inquiry.

“Law” means any common law, statutes, rules, codes, regulations, ordinances, determinations or Orders of, or issued by, applicable Governmental Entities.

“Leakage” means:

(a) the aggregate value of any payment of money or other item of value given to any Person (other than a Group Company) in connection with any action taken during the Locked Box Period that would have required the prior written consent of Modern Media under ARTICLE V if such action had been taken after the date of this Agreement and prior to the Luxembourg Merger Closing (after taking into account monetary thresholds, if any, set forth in such Sections);

(b) the aggregate value of any money paid or other item of value given by any Group Company to the Company Shareholders or any of their respective Affiliates (other than another member of the Group Companies), or any Indebtedness incurred or assumed by the Group Companies (other than Indebtedness of a Group Company assumed by another Group Company), in each case: (i) other than pursuant to commercial agreements entered into with respect to the procurement or sale of products or services by the Group Companies in the Ordinary Course and on terms which are on an arm’s length basis in the Ordinary Course; and (ii) during the Locked Box Period;

(c) the aggregate value of any waiver by any Group Company of any right to any benefit due from any Company Shareholder or any of their respective Affiliates;

(d) the aggregate value of any payments made (or that become due and payable) under Section 3.13(a)(iv) during or immediately following the Locked-Box Period;

(e) the aggregate amount of any commitment to do any of the matters referred to in clause (a) above, whether in or following the Locked Box Period; and

(f) the aggregate amount of any Tax arising on the Group Companies in connection with any of the matters referred to in clauses (a) to (d) above or any payment by the Group Companies to discharge any Tax on behalf of the Seller or any of its Affiliates.

“Legal Dispute” means any action, suit or proceeding between or among the Parties arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any related document.

“Licenses” means all licenses, permits (including environmental, construction and operation permits) and certificates issued by any Governmental Entity.

“Liens” means mortgages, liens, pledges, security interests, charges, claims, restrictions, licenses, deeds of trust, defects in title, contingent rights or other burdens, options or encumbrances.

“Locked Box Date” means June 30, 2018.

“Locked Box Period” means the period from (and including) the Locked Box Date to the Luxembourg Merger Closing Date.

“LuxCo Share” means a share, with nominal value of €1.00 each, of LuxCo.

“LuxCo Shareholders” means the holders of LuxCo Shares, after giving effect to the Share Exchange.

“Material Adverse Effect” means any event, change, development, effect or occurrence that, individually or in the aggregate with all other events, changes, developments, effects or occurrences, has had or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, that the term “Material Adverse Effect” shall not include any event, change, development, effect or occurrence to the extent caused by (a) changes or proposed changes in laws, regulations or interpretations thereof or decisions by courts or any Governmental Entity, (b) changes or proposed changes in GAAP or IFRS, as applicable, (c) actions or omissions of the Group Companies taken with the consent of any of Modern Media pursuant to this Agreement, (d) actions or omissions of the Group Companies required by this Agreement or the Ancillary Agreements, (e) actions or omissions of Modern Media and their respective Affiliates, (f) general economic conditions, including changes in the credit, debt, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or any disruption of such markets), in each case, in the United States or anywhere else in the world, (g) events or conditions generally affecting the industries in which the Group Companies operate, (h) global, national or regional political conditions, including national or international hostilities, acts of terror or acts of war, sabotage or terrorism or military actions or any escalation or worsening of any hostilities, acts of war, sabotage or terrorism or military actions, (i) pandemics, earthquakes, hurricanes, tornados or other natural disasters, (j) the announcement or pendency of this Agreement or the Transactions or the identity of Modern Media in connection with the Transactions, (k) any matter to the extent the impact thereof is quantified in the Schedules, (l) the failure by any Group Company to take any action that is prohibited by this Agreement unless Modern Media has consented in writing to the taking thereof, (m) any change or prospective change in any

Group Company’s credit ratings, or (n) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position (provided, that the matters described in clauses (a), (b) and (f) through (h) shall be included in the term “Material Adverse Effect” to the extent any such matter has a disproportionate, materially adverse impact on the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, relative to other participants in the same business as the Group Companies).

“Material Customer” means each of the top ten (10) customers of the Group Companies based on amounts paid for goods or services during the Company’s fiscal year ended December 31, 2017.

“Material Supplier” means (a) each of the top ten (10) suppliers and vendors of goods and services to the Group Companies based on amounts paid for goods or services during the fiscal year ended December 31, 2017 and (b) any sole source supplier of any good or services of the Group Companies, in either case, including telecommunications partners or messenger partners of the Group Companies.

“Modern Media Dissenting Shares” means any shares of Modern Media Common Stock that are issued and outstanding immediately prior to the Merger Effective Time and in respect of which appraisal rights have been properly demanded in accordance with the DGCL in connection with the Merger.

“Modern Media Common Stock” means the common stock, par value $0.0001 per share, of Modern Media.

“Modern Media Common Stockholder Redemption” means the right held by certain stockholders of Modern Media to redeem all or a portion of their shares of Modern Media Common Stock upon the consummation of a Business Combination, for a per share redemption price of cash equal to (a) the aggregate amount then on deposit in the Trust Account as of two (2) Business Days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to Modern Media to pay certain Taxes, divided by (b) the number of then outstanding shares of Modern Media Common Stock issued in connection with Modern Media’s initial public offering.

“Modern Media Reports” means each required form, statement, registration statement, prospectus, report, schedule, proxy statement and other document (including amendments, exhibits and schedules thereto and the other information incorporated therein) filed with or furnished to the SEC since May 17, 2017 by Modern Media.

“Modern Media Right” means a right to receive one-tenth of one (1) share of Modern Media Common Stock upon the consummation of Modern Media’s initial Business Combination

“Modern Media Rightholders” means the holders of Modern Media Rights.

“Modern Media Sponsor” means Modern Media Sponsor, LLC, a Delaware limited liability company.

“Modern Media Stockholders” means the holders of Modern Media Common Stock.

“Modern Media Warrantholders” means the holders of Modern Media Warrants.

“Order” means any award, order, judgment, writ, injunction, ruling or decree entered, issued, made or rendered by any Governmental Entity of competent jurisdiction.

“Ordinary Course” means, with respect to any Party, the ordinary course of business consistent with the past practices of such Party.

“Organizational Documents” means (a) the certificate of incorporation, (b) bylaws, (c) articles of association, (d) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person, (d) any limited liability company, partnership or shareholder agreement, and (e) any amendment to any of the foregoing.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith, in each case with adequate reserves established, (b) statutory or contractual Liens of landlords with respect to Leased Real Property, (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the Ordinary Course and not yet due and payable, (d) in the case of Leased Real Property, zoning, building, subdivision, entitlement or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title of record, none of which, individually or in the aggregate, would reasonably be expected to interfere in any material respect with the present use of or occupancy of the affected parcel of Leased Real Property by the applicable Group Company, (e) in the case of Leased Real Property, the interests of the lessors, sublessors and licensors with respect to the applicable Leased Real Property, and any Liens affecting such interests in the Leased Real Property, (f) Liens securing the Indebtedness of any Group Company to be released on or prior to Closing, and (g) in the case of Intellectual Property, non-exclusive licenses that are granted by or to a Group Company incidental to the receipt or provision of services by such Group Company or are granted by a Group Company to a third party or a third party to a Group Company in the Ordinary Course.

“Person” means any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization or other entity or any Governmental Entity.

“PubCo Share” means a share, with a nominal value of €1.00 each, of PubCo.

“PubCo Warrant” means each warrant entitling the holder thereof to purchase one (1) PubCo Share at the same price per share as each Modern Media Warrant as of the Merger Effective Time.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, dumping or disposing into the environment.

“Representatives” of any Person shall mean such Person’s directors, managers, officers, employees, agents, attorneys, consultants, advisors or other representatives.

“Right Agreement” means that certain Right Agreement dated May 17, 2017 by and between Modern Media and Continental Stock & Transfer Trust Company.

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions Laws (including, without limitation, Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including, without limitation, the U.S. Department of Treasury’s Office of Foreign Asset Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List and the EU Consolidated List; (ii) any entity that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); or (iii) any national of a Sanctioned Country.

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including, without limitation, the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union and the United Kingdom.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SPAC Representatives” means, collectively, Modern Media LLC and MIHI LLC.

“Stockholder Agreements” means any stockholder agreement in effect with respect to any equity securities of or any other interests in any of the Group Companies.

“Subsidiary” or “Subsidiaries” means any Person of which the Company (or other specified Person) shall own directly or indirectly through a Subsidiary, a nominee arrangement or otherwise at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or otherwise have the power to elect a majority of the board of directors or similar governing body.

“Tax Return” means any report, return, declaration, claim for refund or information return or statement or other information required or permitted to be supplied to a Governmental Entity in connection with Taxes together with any attachments and all amendments thereto.

“Taxes” means all federal, state, local or non-U.S. taxes, including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, stamp, transfer, registration, sales, use, excise, gross receipts, value-added, estimated, alternative or add-on minimum, unclaimed property, escheat, customs and all other taxes, assessments, duties, levies, and other governmental charges of any kind, whether disputed or not, and any charges, additions, interest or penalties imposed by any Governmental Entity with respect thereto, (ii) any liability for or in respect of the payment of any amount of a type described in clause (i) of this definition as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, and (iii) any liability for or in respect of the payment of any amount described in clauses (i) or (ii) of this definition as a transferee or successor, by contract or otherwise.

“Taxing Authority” means the IRS and any other United States or non-United States Governmental Entity responsible for the assessment, imposition or collection of any Taxes.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements, details of which are set out in the Transaction Step Plan.

“Transaction Step Plan” means the plan attached hereto as Exhibit F, with such changes as may be agreed in writing from time to time between the Parties.

“Treasury Regulations” means the Income Tax Regulations promulgated under the Code.

Additionally, each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acquisition Proposal	5.13(b)
Additional Extension Deadline	5.19
Agreement	Preamble
Author	3.11(f)
Balance Sheet Date	3.7(a)
Change in Recommendation	5.11
Closing	7.1
Company	Preamble
Company Closing Certificate	6.3(c)
Company Foreign Benefit Plan	3.17(b)(ix)
Company Intellectual Property	3.11(a)(iii)
Company Intellectual Property Agreements	3.11(a)(iv)
Company Material Contracts	3.13(a)
Company Privacy Commitments	3.11(p)
Company Privacy Policies	3.11(a)(vi)
Company Products	3.11(a)(vii)
Company Registered Intellectual Property	3.11(a)(viii)

Term	Section
Company Source Code	3.11(a)(ix)
Company Websites	3.11(a)(x)
Company-Owned Intellectual Property	3.11(a)(v)
Confidential Information	3.11(h)
DGCL	Recitals
DMCA	3.11(r)
Extension Proxy Statement	5.19
Financial Statements	3.7(a)
First Surviving Company	1.1(a)
ICT Infrastructure	3.11(o)
Indemnified Persons	5.9(a)
Intellectual Property	3.11(a)(xi)
Interim Balance Sheet	3.7(a)
Interim Financial Statements	3.7(a)
Lease	3.10(c)
Leased Real Properties	3.10(b)
Leased Real Property	3.10(b)
Leases	3.10(c)
LuxCo	Preamble
Luxembourg Company Act	Recitals
Luxembourg Merger	Recitals
Luxembourg Merger Closing	7.1
Luxembourg Merger Closing Date	7.1
Lock-Up Agreements	5.17
Majority Shareholders	Recitals
Merger	Recitals
Merger Closing	7.1
Merger Closing Date	7.1
Merger Effective Time	1.2
Modern Media	Preamble
Modern Media Board Recommendation	5.11
Modern Media Certificate of Merger	1.2
Modern Media Closing Certificate	6.2(c)
Modern Media Common Stockholders Meeting	5.11
Modern Media Disclosure Schedule	ARTICLE IV
Modern Media Exchange Fund	2.2(a)
Modern Media Letter of Transmittal	2.2(b)
Modern Media Material Contract	4.16
Modern Media Redeemed Share	2.2(d)
Modern Media Warrants	4.4(c)
Nonparty Affiliates	9.15
Offer	Recitals
Offering Shares	5.10(a)
Open Source Materials	3.11(a)(xii)
Outside Date	8.1(e)
Parties	Preamble
Party	Preamble
Personal Data	3.11(a)(xiii)
Privacy Contracts	3.11(a)(xiv)
Privacy Laws	3.11(a)(xv)

Term	Section
Process	3.11(a)(xvi)
Processing	3.11(a)(xvi)
Prospectus	9.18
Proxy Statement	5.9(f)
PubCo	Preamble
Registration Statement	5.10(a)
Releasors	5.15
Schedules	ARTICLE III
Section 16	5.12
September 30 Financial Information	3.7(a)
Share Exchange	Recitals
Shareholders’ Agreement	5.16
Tail Premium	5.9(a)
Terminating Company Breach	8.1(c)
Terminating Modern Media Breach	8.1(d)
Third-Party Intellectual Property	3.11(a)(xvii)
Trade Control Laws	3.19(a)
Transaction Proposals	5.10(a)
Trust Account	4.14(a)
Trust Agreement	4.14(a)
Trust Amount	4.14(a)
Trustee	4.14(a)
Trust Extension Approval	5.19
Trust Extension Deadline	5.19
Ultimate Surviving Company	1.1(c)
Voting Agreement	Recitals